UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nutrisystem, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 3, 2017

To our Stockholders:

You are cordially invited to attend our 2017 Annual Meeting of Stockholders on Wednesday, May 10, 2017 at 10:00 a.m. (ET). This year’s annual meeting will be a completely virtual meeting of stockholders. You will be able to attend our 2017 Annual Meeting of Stockholders, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/ntri2017. Be sure to have your 12-Digit Control Number to join the meeting.

During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, update you on important developments in our business and respond to any questions that you may have about us.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting, and our 2016 Annual Report.

Your vote is extremely important.

You may vote by telephone, the internet or mail, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan

Michael J. Hagan
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 10, 2017

To the Stockholders of Nutrisystem, Inc.:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held via live webcast at www.virtualshareholdermeeting.com/ntri2017 on Wednesday, May 10, 2017 at 10:00 a.m. (ET). Be sure to have your 12-Digit Control Number to join the meeting. At the Annual Meeting, stockholders will be asked to:

1.	Elect our Board of Directors;

2.	Approve on an advisory basis our Named Executive Officers’ compensation;

3.	Approve on an advisory basis the frequency of advisory votes on our Named Executive Officers’ compensation;

4.	Approve our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan;

5.	Ratify on an advisory basis KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

6.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors unanimously recommends that you vote “FOR” the election of the Board’s director nominees (Proposal 1), “FOR” the approval of the compensation of our Named Executive Officers (Proposal 2), “EVERY YEAR” on the frequency of advisory votes on the compensation of our Named Executive Officers (Proposal 3), “FOR” the approval of our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (Proposal 4), and “FOR” the ratification of KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2017 (Proposal 5).

Our Board of Directors has fixed the close of business on March 15, 2017 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone, internet or mail by following the instructions printed on the enclosed proxy card.

By Order of the Board of Directors,

/s/ Ralph J. Mauro

Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

April 3, 2017

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, the foregoing Notice of Annual Meeting of Stockholders, and our enclosed 2016 Annual Report (the “Annual Report”), which are first being mailed to stockholders on or about April 3, 2017, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via live webcast at www.virtualshareholdermeeting.com/ntri2017 on Wednesday, May 10, 2017 at 10:00 a.m. (ET), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on March 15, 2017 (the “Record Date”) shall be entitled to notice of, and to vote at, the Annual Meeting.

Our Board of Directors unanimously recommends that you vote as follows:

•	Proposal 1: “FOR” the election of the Board’s director nominees,

•	Proposal 2: “FOR” the approval on an advisory basis of the compensation of our Named Executive Officers,

•	Proposal 3: “EVERY YEAR” on an advisory basis on the frequency of advisory votes on the compensation of our Named Executive Officers,

•	Proposal 4: “FOR” the approval of our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan, and

•	Proposal 5: “FOR” the ratification on an advisory basis of KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 10, 2017:

This Proxy Statement and the enclosed form of proxy card, and the enclosed Annual Report, are available at: https://materials.proxyvote.com/67069D.

-i-

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Annual Meeting. The Annual Meeting is scheduled for May 10, 2017, commencing at 10:00 a.m. (ET) via live webcast at www.virtualshareholdermeeting.com/ntri2017. Your proxy will be used at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, and the accompanying Annual Report are being mailed to stockholders beginning on or about April 3, 2017.

What will stockholders be voting on?

1.	To elect our Board of Directors;

2.	To approve on an advisory basis our Named Executive Officers’ compensation;

3.	To approve on an advisory basis the frequency of advisory votes on our Named Executive Officers’ compensation;

4.	To approve our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan;

5.	To ratify on an advisory basis KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, March 15, 2017, may vote at the Annual Meeting. There were 29,907,001 shares of our common stock outstanding on March 15, 2017. During the ten days before the Annual Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Annual Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Annual Meeting Online—Any stockholder can attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/ntri2017. The live webcast starts at 10:00 a.m. (ET). Stockholders may vote and submit questions while attending the Annual Meeting on the Internet. Please have your 12-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ntri2017. Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-449-0991 30 minutes prior to the start, and for the duration, of the Annual Meeting.

Beneficial Owners, Broker Non-Votes and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will have this discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have this discretionary authority with respect to non-routine matters, including each of the other Annual Meeting proposals. With respect to non-routine matters, if beneficial owners do not provide voting instructions, these are called “broker non-votes.” As a result, in the event of a broker non-vote, such beneficial owners’ shares will be included in determining whether a quorum is present, but otherwise will not be counted. In addition, abstentions will be included in determining whether a quorum is present but otherwise will not be counted. Thus, a broker non-vote or an abstention will make a quorum more readily obtainable, but a broker non-vote or an abstention will not otherwise affect the outcome of a vote on a proposal that requires a plurality or majority of the votes cast. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting at the Annual Meeting online.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your broker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Dawn M. Zier, our President and Chief Executive Officer, and Ralph J. Mauro, our Senior Vice President, General Counsel and Secretary. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting online, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote:

•	Proposal 1: “FOR” the election of the director nominees nominated by our Board of Directors,

•	Proposal 2: “FOR” the approval on an advisory basis of the compensation of our Named Executive Officers,

•	Proposal 3: “EVERY YEAR” on an advisory basis on the frequency of advisory votes on the compensation of our Named Executive Officers,

•	Proposal 4: “FOR” the approval of our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan, and

•	Proposal 5: “FOR” the ratification on an advisory basis of KPMG LLP as Nutrisystem’s independent registered public accounting firm for the year ending December 31, 2017.

We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

What constitutes a quorum?

The holders of a majority of the 29,907,001 shares of common stock outstanding as of the record date, either present or represented by proxy, constitutes a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting to a date not more than 120 days after the record date, until a quorum is present. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1 (Election of Directors)—For Proposal 1, the nominees will be elected by a plurality of the votes of the shares present by attendance at the Annual Meeting or represented by proxy and voted. This means that the nominees with the most votes for election will be elected. You may choose to vote or withhold your vote for such nominees. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for the purposes of determining whether there is a quorum.

Proposals 2 (Advisory Vote to Approve Our Named Executive Officers’ Compensation), 3 (Advisory Vote to Approve Frequency of Advisory Votes to Approve Our Named Executive Officers’ Compensation), 4 (Approval of Our Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan), and 5

(Advisory Vote to Ratify KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2017) —For Proposals 2, 3, 4 and 5, the affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter. A properly executed proxy marked “ABSTAIN” with respect to these proposals will not be voted, although it will be counted for purposes of determining the number of shares of common stock present in person or represented by proxy and entitled to vote.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 5 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2016 and audited our consolidated financial statements for such fiscal year and our internal control over financial reporting as of December 31, 2016. KPMG LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2017. We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the meeting.

Why are you being asked to ratify the selection of KPMG LLP?

Although stockholder approval of our Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Audit Committee has agreed to reconsider its selection of KPMG LLP, but will not be required to take any action.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement and our Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our Investor Relations Department at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, ir@nutrisystem.com or 646-277-1254.

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at the address listed above.

When are stockholder proposals and director nominations for our 2018 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2018 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 2, 2017. If, however, the date of our 2018 Annual Meeting of Stockholders will be on or before April 10, 2018 or on or after June 9, 2018, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2018 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2018 Annual Meeting:

•	on or after January 10, 2018, but on or before February 9, 2018; or

•

if the 2018 Annual Meeting will be held before April 15, 2018 or after June 4, 2018, then no later than the close of business on the 10th day following the date on which notice of the date of the 2018 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2018 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

THE PROPOSALS

PROPOSAL 1—ELECTION OF DIRECTORS

Our bylaws provide that the number of members of our Board shall be as fixed by our Board from time to time. The number of members of our Board is currently fixed at eight. The first proposal before the stockholders at the Annual Meeting is the election of our Board. Our Board recommends to our stockholders the election of the following designated nominees for election at the Annual Meeting, to serve as directors until the Annual Meeting of Stockholders held in 2018 and the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney, Andrea M. Weiss and Dawn M. Zier.

All nominees are presently directors, who have consented to be named herein and agreed to serve if elected. If this should not be the case, however, the proxies may be voted for a substitute nominee to be designated by the Board, or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting or leave the position(s) vacant.

Biographical information concerning each nominee for election as a director is set forth in the section of this Proxy Statement entitled “Our Board of Directors—Our Directors.”

Our Board unanimously recommends a vote “FOR” each of the Board’s eight director nominees listed in Proposal 1 on the enclosed proxy card.

PROPOSAL 2—ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are again providing our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of the Named Executive Officers (“NEOs”) identified in this Proxy Statement.

Our compensation program is designed with a “pay-for-performance” philosophy, the primary objectives of which are to:

•

Attract and retain highly skilled executives. Our compensation philosophy is to provide target Total Direct Compensation (“TDC”) opportunities that approximate the market median for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

•

Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

•

Align the interests of management with those of our stockholders. A substantial portion of compensation to our NEOs is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require executives to acquire and maintain a meaningful ownership position in our stock.

•

Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Stockholders are urged to review the “Executive Compensation” section of this Proxy Statement for more information.

We are asking our stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs.

Our Board unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE FREQUENCY OF ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

As described in Proposal 2 above, stockholders have the opportunity to cast a non-binding advisory vote regarding the compensation of our NEOs, which is referred to as a “Say on Pay” vote. In addition to the “Say on Pay” vote, our stockholders are also entitled, at least once every six years, to indicate on an advisory basis, their preference regarding how frequently we should solicit the “Say on Pay” vote. This non-binding advisory vote is commonly referred to as a “Say on Frequency” vote. By voting on this Proposal 3, stockholders may indicate whether the advisory “Say on Pay” vote should occur every year, every two years or every three years or they may abstain from voting.

We have decided to conduct these stockholder advisory votes on the compensation of our NEOs on an annual basis. Please note, however, that we may in the future decide that it is in the best interests of our stockholders and the Company to conduct “Say on Frequency” votes on a less frequent basis.

This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the choice that receives the most votes in making future decisions regarding the frequency of future advisory votes approving executive compensation.

Our Board unanimously recommends a vote for “EVERY YEAR” on Proposal 3.

PROPOSAL 4—APPROVAL OF SECOND AMENDED AND RESTATED NUTRISYSTEM, INC. 2008 LONG-TERM INCENTIVE PLAN

On February 15, 2017, our Board adopted, subject to stockholder approval, the Second Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (“Restated Plan”). The Board has directed that the proposal to approve the Restated Plan be submitted to our stockholders for their approval at the Annual Meeting. Stockholder approval is being sought for the Restated Plan. If the stockholders do not approve the Restated Plan, the existing version of the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (the “Existing Plan”) will remain in effect.

The Restated Plan is substantially similar to the Existing Plan with the following material differences:

•	an increase of 2 million shares of common stock available for issuance in respect of equity incentive awards under the Restated Plan;

•

the elimination of share recycling with respect to (i) any options or stock appreciation rights (“SARs”) that were used to satisfy any withholding on such award of options or SARs and (ii) any underlying shares from the net settlement of a SAR, such that, in either such case, any such shares would not be again available for grant under the Restated Plan;

•	an increase in the maximum number of shares that may be granted as awards denominated in shares to any individual in any calendar year from 350,000 shares to 1 million shares;

•	an increase in the maximum cash bonus that may be paid to any individual in any 12-month performance period from $1.5 million to $5 million;

•

the establishment of a $500,000 maximum limit on the grant date value of shares of common stock that may be issued under the Restated Plan to a non-employee director (other than a non-employee chair of the Board) in any calendar year;

•

expanding the criteria that may be used in establishing objectively determinable performance goals to include: stock performance, financial ratios, adjusted earnings per share, gross profits, gross margins, operating margins, return on invested capital, adjusted EBITDA margins, corporate culture goals, employee retention goals, organizational development goals, clinical achievements, strategic partnerships, customer acquisition and customer retention;

•

the establishment of a specific limit of 7.4 million shares as the maximum number of shares that could be awarded as incentive stock options over the life of the Restated Plan, in order for incentive stock options to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	an extension of the life of the Existing Plan by approximately 5 years, until May 2027 which is the 10th anniversary of the date on which the Restated Plan would be approved by the stockholders.

In addition to the changes described above, which the stockholder will be voting on, the Company has made an amendment to the Existing Plan, since the last time the plan was presented for stockholder action. On January 1, 2017 an additional change was made to the Existing Plan, which permitted participants in the Existing Plan to elect to have shares of common stock of the Company underlying an award withheld to satisfy tax obligations up to the maximum individual statutory rate (including the employee’s share of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (the “Withholding Amendment”). As this change did not require stockholder approval, if the stockholders do not approve the Restated Plan, the Existing Plan, including the Withholding Amendment, will remain in effect.

As of March 15, 2017 there were outstanding under the Existing Plan (i) stock options to purchase 487,365 shares at a weighted average exercise price of $15.35 and a weighted average remaining life of 4.35 years; (ii) 300,975 unvested shares of restricted stock, and (iii) performance-based RSUs with respect to 630,899 shares

(based on attaining maximum levels of performance under such awards). In addition, as of March 15, 2017, there were 772,066 shares not reserved or subject to outstanding awards and available for future issuance under the Restated Plan.

The following is a summary description of the Restated Plan, including some further explanation of the rationale behind the amendments described above, where appropriate. While the material features of the Restated Plan are described below, the summary is in all respects subject to the complete text of the Restated Plan contained in Appendix A.

Background and Rationale for the Proposal

Equity-based compensation is an important component of our executive compensation strategy and, we believe, is critical to our ability to attract, retain and motivate qualified employees, consultants and directors. As described in detail in the “Compensation Discussion and Analysis” section below, a significant part of the total compensation of the Named Executive Officers identified herein is in the form of equity-based incentives, and a significant part of those awards are subject to performance vesting. While there are still 772,066 shares available for future issuance under the Existing Plan, we believe that increasing the shares available for grant as requested under the Restated Plan would allow the Company to continue to provide its service providers with equity compensation. We believe that this type of compensation more appropriately aligns the interests of the grantees with those of our stockholders and, especially with respect to the awards subject to performance vesting, enhances the Company’s pay for performance philosophy. If the increase in shares reserved under the Restated Plan were not to be approved, we would likely be required to increase the cash portion of compensation offered to our service providers.

The individual annual limits (which are included in the Restated Plan as required for compliance with Section 162(m) of the Code) were increased from 350,000 to 1 million shares for equity awards and from $1.5 million to $5 million for cash awards. A main rationale for such increase is that the Company’s compensation philosophy has been to establish very aggressive “out-performance” targets, which are unlikely to be attained; however, we believe that the economic reward to the grantee should be commensurate with the aggressiveness of the goal. Accordingly, in order to maintain deductibility of such awards, we have increased these limits so that no portion of an award would fail to be deductible in the case of substantial out-performance.

We have also eliminated the ability to recycle the shares underlying option awards and awards of SARs in certain events. Previously, under the Existing Plan, when shares underlying option awards and awards of SARs were used to satisfy any withholding on such awards, the shares underlying those awards would be available to grant to a Participant under the Existing Plan. However, prohibiting such recycling of shares which were used to satisfy withholding requirements, as we have proposed under the Restated Plan, permits shareholders to determine with more certainty the number of shares that can be awarded under our approved equity plan as options and SARs. Similarly, the Existing Plan now specifically prohibits recycling shares underlying SARs following the net settlement of such SARs. Additionally, the Existing Plan clarified that shares tendered as payment of the exercise price of an Option and shares repurchased by the Company using proceeds from the exercise of an Option will not be again available for future award under the Plan. We believe these changes and clarifications to be more in line with current corporate governance practices.

The limit on the number of shares that could be awarded as incentive stock options is merely to meet a Code requirement to explicitly set forth such limit in equity plans that provide for the award of incentive stock options. Even though we have not granted incentive stock options and have no plans to do so in the near future, we believe including this limit on available incentive stock options awards is appropriate to comply with the requirements of the Code in the event such awards are ever deemed appropriate to be granted under the Restated Plan.

Finally, as stated above, the Company continues to grant performance-based equity awards; accordingly, it is important that the Company maintain an equity plan that would allow for the grant of equity awards that would be exempt from the deduction limitations under Section 162(m) of the Code. One of the requirements for maintaining that exempt status is stockholder approval of a company’s performance goals every five years. Thus, in order to continue to qualify for the performance-based compensation exemption under Section 162(m) of the Code, stockholders are required to re-approve the plan and the performance goals established hereunder (as set forth more explicitly below). A corollary effect of such re-approval is that the term of the Restated Plan would be extended until May 10, 2027.

Material Features of the Restated Plan

General. The Restated Plan provides that grants may be in any of the following forms:

•	incentive stock options;

•	nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”);

•	SARs;

•	stock units (which may also include dividend equivalents);

•	stock awards;

•	other stock-based awards; and

•	performance-based cash or equity awards.

Subject to adjustment in certain circumstances as described below, the aggregate number of shares of common stock that may be issued or transferred under the Restated Plan (including the shares issued or available for issuance under the Existing Plan) is 7.4 million shares, of which 2 million shares represent the additional shares you are being asked to approve now. All shares approved for issuance under the Restated Plan will be available for any type of grant permitted under the Restated Plan, including incentive stock options.

If, and to the extent, any stock awards, stock units, or other stock-based awards are forfeited or terminated, or otherwise settled without the issuance of shares, the shares subject to those awards will become available again for purposes of the Restated Plan. If shares subject to an award (exclusive of options and SARs) are withheld or remitted back in satisfaction of tax withholding obligations arising in connection with that award, the number of shares withheld will become available again for purposes of the Restated Plan. Options and SARs will not be recycled under the Restated Plan if used to satisfy withholding requirements. Shares subject to an award that is settled in cash will generally become available again for purposes of the Restated Plan; provided that shares underlying SARs following the net settlement of such SARs will not be available for future award.

The Restated Plan provides that the maximum aggregate number of shares of common stock that may be made with respect to grants to any individual during any calendar year is 1 million shares, subject to adjustment as described below. This limit will apply without regard to whether the grants so denominated in shares are to be settled in shares or cash. The Restated Plan also provides that the maximum amount of any performance-based cash bonus payable to any individual under the Restated Plan will be limited to $5 million for each 12-month period included within the applicable performance period. Additionally, the Restated Plan provides that the maximum grant date value of shares of common stock that may be issued to any non-employee director (other than a non-employee chair of the Board) will be limited to $500,000 in any calendar year.

Administration. The Restated Plan will be administered and interpreted by the Compensation Committee; however, our Board will make grants under the Restated Plan to our non-employee directors. The Compensation Committee (and the Board, in connection with grants to our non-employee directors) has the authority to (i) determine the individuals to whom grants will be made under the Restated Plan, (ii) determine the type, size, and terms and conditions of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the possible acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the Restated Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding, and conclusive. Day-to-day administrative functions of the Restated Plan may be performed by our employees, as approved by the Compensation Committee.

Eligibility for Participation. All of our employees and the employees of our subsidiaries are eligible for grants under the Restated Plan. Our non-employee directors are also eligible to receive grants under the Restated Plan. As of March 15, 2017, approximately 75 employees and the seven non-employee directors are eligible to participate in the Existing Plan and would continue to be eligible to participate in the Restated Plan. All of our consultants, and those of our subsidiaries, are also eligible to receive grants under the Restated Plan.

Types of Awards.

Stock Options. The Compensation Committee may grant stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”), “nonqualified stock options,” that are not intended to so qualify (“NQSOs”), or any combination of ISOs and NQSOs. Anyone eligible to participate in the Restated Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Restated Plan will be equal to or greater than the fair market value of the underlying shares of common stock on the date of grant; however, if a participant who will be granted an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock or any of our subsidiaries, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Compensation Committee determines the term of each option; provided, however, that the term may not exceed 10 years from the date of grant and, if the recipient of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock or any of our subsidiaries, the term of that ISO may not exceed five years from the date of grant. The vesting period for options is determined by the Compensation Committee, in its sole discretion. Options may be exercised while the participant is employed by us or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Compensation Committee. A participant may exercise an option by delivering notice of exercise to us or our designated agent. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash or by certified check, (ii) with the approval of the Compensation Committee, by delivering shares of our common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.

SARs. The Compensation Committee may grant SARs to anyone eligible to participate in the Restated Plan. Upon exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. Such payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable (provided that the term of any SAR shall not exceed 10 years from the date of grant), the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the participant is employed by us or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Compensation Committee.

Stock Units. The Compensation Committee may grant stock units to anyone eligible to participate in the Restated Plan. Each stock unit provides the participant with the right to receive a share of common stock, or an amount based on the value of a share of common stock, at a future date. The Compensation Committee determines the number of stock units that will be granted, the service conditions, performance goals or other criteria that must be satisfied for the stock units to become vested, and the other terms and conditions applicable to the stock units. Stock units may be settled upon vesting or upon such later date authorized by the Compensation Committee. Stock units may be settled in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee.

The Compensation Committee may grant dividend equivalent rights in connection with stock units, under such terms and conditions as the Compensation Committee deems appropriate. Dividend equivalents may be paid in cash or shares, or credited as additional stock units, as determined by the Compensation Committee. To the extent payable in cash or shares, dividend equivalents may be paid currently, on or about the time the corresponding dividend is paid, or deferred to a later date determined by the Compensation Committee. The Compensation Committee may provide that dividend equivalents will be payable based on the achievement of specified performance goals. Anyone eligible to participate in the Restated Plan may receive dividend equivalents. Dividend equivalents may not be granted in connection with options or SARs.

Stock Awards. The Compensation Committee may grant stock awards to anyone eligible to participate in the Restated Plan. The Compensation Committee may require that participants pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Compensation Committee determines the number of shares of common stock subject to each stock award and the other terms and conditions of the grant. The Compensation Committee will determine to what extent, and under what conditions, a participant will have the right to vote the shares of common stock subject to any stock award and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a participant’s entitlement to dividends on stock awards will be withheld while the stock awards are subject restrictions and that the dividends will be payable only upon the lapse of the restrictions for the stock awards, or on such other terms as the Compensation Committee determines.

Other Stock-Based Awards. The Compensation Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, and stock awards. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Restated Plan. These grants are based on or measured by shares of common stock and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. The terms and conditions for these grants will be determined by the Compensation Committee.

Qualified Performance Compensation. To enable the Company to maximize the deductibility of performance-based grants under Section 162(m) of the Code, the Compensation Committee may impose and specify objective performance goals that must be met with respect to certain grants of stock units, stock awards, dividend equivalents, other stock-based awards and cash bonus awards under the Restated Plan. The Compensation Committee will determine the performance period for such grants, the performance goals that must be met during that period in order for the grants to be earned and the other terms and conditions of the grant. The Compensation Committee may award these types of grants to anyone eligible to participate in the Restated Plan, although as a practical matter, these grants are most likely to be issued to executive officers (as they are the employees whose compensation is most likely be subject to the limitations of Section 162(m) of the Code).

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: stock price, stock performance, financial ratios, earnings per share, adjusted earnings per share, gross profits, gross margins, net earnings, operating earnings, operating margins, return on assets, stockholder return, return on equity, return on invested capital, growth in assets, unit volume, sales, market share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margins, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, corporate culture goals, employee retention goals, organizational development goals, clinical achievements, strategic partnerships, business growth initiatives, cost targets, goals relating to acquisitions or divestitures, customer acquisition, customer retention or first-time orders (whether from all or only certain sales channels). The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination thereof.

The above-described performance measures may relate to our performance, the performance of one or more or our business units or subsidiaries, or any combination of the foregoing.

The Compensation Committee will certify the performance results for the performance period after the performance period ends and will determine the amount, if any, to be paid pursuant to each grant based on the achievement of the performance goals and the satisfaction of all other terms set forth in the grant agreement.

Other Terms

Deferrals. The Compensation Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Restated Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; by reason of a merger, reorganization, or consolidation; by reason of a recapitalization or change in par value; by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration; or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, then the number of shares of common stock available for grants, the limit on the number of shares of common stock for which any individual may receive pursuant to grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Restated Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Compensation Committee, in such manner as the Compensation Committee deems appropriate, in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change in Control. In the event of a change in control, the Compensation Committee may take any one or more of the following actions with respect to any or all outstanding grants: (i) determine that outstanding options and SARs will automatically accelerate and become fully or partially exercisable, and the restrictions and conditions on outstanding stock awards and stock units will fully or partially lapse; (ii) require the surrender of outstanding options and SARs for payment in cash, common stock or other property, equal to the difference between the exercise price or base amount and the fair market value of the subject shares; (iii) after providing participants with the ability to exercise their outstanding options and SARs, terminate such options and SARs; (v) with respect to outstanding stock units or other stock-based awards, provide for a payment in settlement of such grants in an amount and form determined by the Compensation Committee; or (v) determine that all outstanding options and SARs that are not exercised will be assumed or replaced with comparable options and rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion will take place as of the date of the change of control or such other date as the Compensation Committee may specify.

Foreign Participants. If any individual who receives a grant under the Restated Plan is subject to taxation in countries other than the United States, the Restated Plan provides that the Compensation Committee may make grants to such individuals on such terms and conditions as the Compensation Committee determines appropriate to comply with the laws of the applicable countries.

Repricing of Options and SARs. The Restated Plan provides that, except for adjustments in connection with certain corporate transactions described above, outstanding options or SARs may not be amended to reduce the applicable exercise price or base amount, and outstanding options or SARs cannot be exchanged for cash, other grants or options or SARs with an exercise price or base amount that is less than the exercise price or base amount of the original options or SARs, without stockholder approval.

Amendment and Termination of the Restated Plan. Our Board may amend or terminate the Restated Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Restated Plan after May 10, 2027.

The last sales price of our common stock on March 15, 2017 was $52.10 per share.

Federal Income Tax Consequences

The Federal income tax consequences arising with respect to grants awarded under the Restated Plan will depend on the type of grant. The following provides only a general description of the application of Federal income tax laws to certain grants under the Restated Plan. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to participants in the Restated Plan, as the consequences may vary with the types of grants made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other Federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws. Tax laws are subject to change.

Incentive Stock Options. There generally are no federal income tax consequences to a participant or to the Company upon the grant of an ISO. A participant will not recognize income for purposes of the regular federal income tax upon the exercise of an ISO. However, for purposes of the alternative minimum tax, in the year in which a participant exercises an ISO the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be included in a participant’s alternative minimum taxable income.

A participant will recognize income when he or she sells stock acquired upon exercise of an ISO. If a participant disposes of the shares acquired upon exercise of an ISO after two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option, a participant will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. The Company will not be entitled to any corresponding tax deduction.

If a participant disposes of shares acquired upon the exercise of an ISO before satisfying both holding period requirements, a participant’s gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price. The Company will generally be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the participant held the shares before the disposition.

Nonqualified Stock Options. There are generally no federal income tax consequences to a participant or to the Company upon the grant of a NQSO. Upon the exercise of a NQSO, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid. The Company generally will be entitled to a corresponding federal income tax deduction. The participant will have a tax basis in the shares equal to the exercise price plus the amount of income recognized at the time of exercise.

When a participant sells shares of stock acquired through the exercise of a NQSO, the participant will have a capital gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis in the shares. The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Restricted Stock. A participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the Company will not be entitled to a deduction, until the stock is transferable by the participant or is otherwise no longer subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares), and generally, the Company will be entitled to a deduction in the same amount. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the Company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.

Restricted Stock Units. If a participant is granted a restricted stock unit, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares or cash in respect of a restricted stock unit, the fair market value of those shares or the amount of that cash will be taxable to the participant as ordinary income and the Company will receive a deduction equal to the income recognized by the participant. The subsequent disposition of shares acquired pursuant to a restricted stock unit will result in capital gain or loss (based on the difference between the price received on disposition and the market value of the shares at the time of their distribution). The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Performance-Based Cash Or Equity Awards. If a performance-based award is settled by the issuance of unrestricted shares of our Common Stock, the participant receiving the shares will recognize ordinary income equal to the value of the shares at the time of issuance and the Company will be entitled to a corresponding deduction. Those shares will then have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss. If a performance-based award is settled in cash, the participant will recognize ordinary income and the Company will be entitled to a corresponding deduction. If a performance-based award is settled by the issuance of another type of award under the Restated Plan, the tax consequences of that other award will be the same as described above with respect to the relevant type of award.

We intend that options and SARs awarded under the Restated Plan will qualify as performance-based compensation. Other awards granted under the Restated Plan will only qualify as performance-based compensation when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Restated Plan provides that we have the right to require the recipient of any grant under the Restated Plan to pay to us an amount necessary to satisfy our federal, state, or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. If the Compensation Committee permits, a participant may satisfy these withholding obligations by having shares otherwise deliverable with respect to a grant withheld, or by returning shares subject to the grant, which does not exceed the maximum statutory tax rate(s) applicable to such participant.

New Plan Benefits.

No grants have been awarded under the Restated Plan. Any grants that may be awarded under the Restated Plan in the future (if approved) cannot currently be determined because future grants will be made in the discretion of the Compensation Committee. For a discussion of factors the Compensation Committee considers in making such grants, see the “Compensation Discussion and Analysis” section below.

The following table shows the grant date fair value and number of shares subject to grants that were awarded to our executive officers, non-employee directors and employees that are not our executive officers for the fiscal year ended December 31, 2016, pursuant to the Existing Plan. While our future equity grants are unlikely to precisely mirror our historical grants, this information may nonetheless provide insight into how we deliver equity compensation and how those grants historically have been allocated among eligible recipients.

Benefits provided during fiscal year ended December 31, 2016 pursuant to

Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan

Name and Position	Dollar Value ($) (1)	Number of Units (#) at Target (2)
Dawn M. Zier	1,237,500	145,179
Keira Krausz	442,454	44,996
Michael P. Monahan	442,454	44,996
Executive Group	2,122,408	235,171
Non-Executive Director Group	0	26,593
Non-Executive Officer Employee Group	5,957,681	149,568

(1)	The amounts in this column reflect the bonuses earned by the applicable person or persons under the Existing Plan with respect to services performed in 2016.
(2)	The amounts in this column reflect the following mix of equity grants, consisting of 140,002 stock options, 161,318 PRSUs (based on the target grant) and 110,012 RSAs.

Our Board unanimously recommends a vote “FOR” Proposal 4.

PROPOSAL 5—ADVISORY VOTE TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We are submitting our selection of an independent registered public accounting firm for ratification on an advisory basis by our stockholders at the Annual Meeting. KPMG LLP has audited our historical consolidated financial statements for all annual periods since 2002. Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to our stockholders for ratification on an advisory basis as a matter of good corporate practice. If our stockholders do not ratify the selection, our Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, our Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Nutrisystem and our stockholders.

Our Board unanimously recommends a vote “FOR” Proposal 5.

OUR BOARD OF DIRECTORS

Our Directors

The current members of our Board are set forth below. Six of our current Board members (i.e., Messrs. Guyardo, Hagan, Herratti and Mangan and Mses. Weiss and Zier) were first elected to our Board in 2012 or later. Each of the directors set forth below is serving a term set to expire at the Annual Meeting, and each possesses particular experiences, qualifications, attributes and skills, summarized below, to provide meaningful input and guidance to our Board and our management.

Robert F. Bernstock, 66, has served on our Board since December 2005. Since July 2010, Mr. Bernstock has been self-employed as an independent consultant for consumer products companies. Mr. Bernstock previously served as President of the Mailing and Shipping Services division of the United States Postal Service from June 2008 to June 2010. Prior to that, Mr. Bernstock served as Chairman and Chief Executive Officer of SecureSheet Technologies, a private software company, from September 2006 to May 2008, President and Chief Operating Officer of The Scotts Miracle-Gro Company, a marketer of branded consumer lawn and garden products, from October 2005 through September 2006, and President of North America for The Scotts Miracle-Gro Company from May 2003 to September 2005. He was a Senior Vice President and General Manager of The Dial Corporation, a manufacturer of personal-care and household-cleaning products, during 2002 and 2003. Mr. Bernstock was President and Chief Executive Officer and a director of Vlasic Foods International, a manufacturer and marketer of convenience food products, from 1998 to 2001. Prior to that, he held various management positions with Campbell Soup Company from 1985 to 1998, including as Executive Vice President (1997-1998), President of the U.S. Grocery Division (1996-1997), and President of the International Grocery Division (1993-1996). Mr. Bernstock has served as a director of The Pantry, Inc. (NASDAQ: PTRY) from October 2005 until March 2014, and he also serves as a director of a number of private companies.

Our Board believes that Mr. Bernstock is qualified to serve on our Board based on the breadth and diversity of his executive leadership experience and marketing experience, as well as his extensive corporate experience in working with diverse boards of directors and overseeing management. This background has provided him with a collection of corporate best practices and strategies to help inform our Board’s general corporate decision-making.

Paul Guyardo, 55, has served on our Board since June 2012. Since October 2015, Mr. Guyardo has served as the Chief Commercial Officer for Discovery Communications, a worldwide pay-TV programmer, overseeing U.S. ad sales, digital media and Discovery Global Enterprises (which encompasses consumer products, location-based entertainment and program sales). From April 2012 until July 2015, Mr. Guyardo served as the Executive Vice President, Chief Revenue and Marketing Officer for DIRECTV until it was acquired by AT&T Corp. From 2005 to July 2015, when it was acquired by AT&T Corp., Mr. Guyardo was an Executive Vice President with DIRECTV, first serving as its Chief Marketing Officer (2005-2012) and more recently as Chief Revenue & Marketing Officer (April 2012 – July 2015). Prior to joining DIRECTV, Mr. Guyardo served in a range of positions in marketing, consumer services, and product management with Kmart Corporation (2004 to 2005), Home Shopping Network (1996 to 2004), AT&T (1994 to 1996), and Johnson & Johnson (1991 to 1994). He started his career in the advertising industry representing consumer brands such as Noxzema, Procter & Gamble, and Frito Lay.

Our Board believes that Mr. Guyardo is qualified to serve on our Board based on his experiencing serving in a diverse range of positions in marketing, consumer services, and product management with some of the most recognizable consumer brands.

Michael J. Hagan, 54, has served on our Board since February 2012 and has been Chairman of the Board since April 2012. Mr. Hagan previously served as the Company’s Chairman and Chief Executive Officer from December 2002 to May 2008, as our non-executive Chairman from May 2008 to November 2008, and as our

Lead Independent Director from February 2012 to April 2012. Mr. Hagan is co-founder and Managing Partner of Hawk Capital Partners. Hawk Capital Partners, founded in December 2014, is a private equity firm focused on lower middle market businesses. From June 2013 until May 2014, Mr. Hagan was the President of LifeShield, Inc., a national, wireless home security system provider, and a subsidiary of DIRECTV, which acquired LifeShield in June 2013. Prior to such acquisition, from December 2009 to May 2013, Mr. Hagan served as Chief Executive Officer, President and Chairman of LifeShield. Previously, Mr. Hagan was the co-founder of Verticalnet Inc., a technology firm that provided supply management software and also created industry marketplaces, and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from 2002 to 2005, President and Chief Executive Officer from 2001 to 2002, Executive Vice President and Chief Operating Officer from 2000 to 2001 and Senior Vice President prior to that time. Mr. Hagan has served as a director of Actua Corporation (NASDAQ: ACTA) since June 2007 and Franklin Square Investment Corp. (NYSE: FSIC) since April 2011.

Our Board believes that Mr. Hagan is qualified to serve on our Board based on his extensive knowledge of the business of Nutrisystem, having previously served as Nutrisystem’s Chief Executive Officer, as well as his significant experience as an entrepreneur and senior executive at other public and private businesses.

Jay Herratti, 50, has served on our Board since April 2013. Since May 2014, Mr. Herratti has served as the Executive Director of TEDx, a global event and digital media platform formed to discover “ideas worth spreading” and supported by the private non-profit Sapling Foundation. From June 2013 to June 2016, Mr. Herratti was the Principal of Jay Herratti Ventures where he was an investor and advisor to early-stage ventures with disruptive business models. From September 2004 to May 2012, Mr. Herratti held various positions with IAC/InterActiveCorp., or IAC, including as the Chief Executive Officer of CityGrid Media, LLC, or CityGrid Media, an online media company that connected web and mobile publishers with local advertisers, from April 2007 to April 2012. CityGrid Media owned and operated leading consumer websites Urbanspoon, Citysearch and InsiderPages, as well as CityGrid, a local content and advertising network. From September 2004 to April 2007, Mr. Herratti served in several positions while at IAC, including SVP Strategic Planning, Chief Executive Officer of Evite, Interim Chief Executive Officer of IAC Advertising Solutions, and SVP Strategy for Home Shopping Network. Prior to joining IAC, Mr. Herratti held the position of SVP e-Business Strategy and Development for Federated Department Stores and, prior to that, he held senior positions with The Boston Consulting Group and GE Capital. He currently serves as a member of the Board of Directors of Constant Contact, Inc. (NASDAQ: CTCT). Mr. Herratti has a B.S. in Business & Management from the University of Maryland at College Park, and an MBA from INSEAD in Fontainbleu, France.

Our Board believes Mr. Herratti is qualified to serve on our Board based on his extensive experience in digital and internet-based businesses.

Michael D. Mangan, 60, has served on our Board since July 2015. Since March 2010, Mr. Mangan has been retired. Until its acquisition by Stanley Black & Decker, Inc. (formerly The Stanley Works) in March 2010, Mr. Mangan served as The Black & Decker Corporation’s Senior Vice President and President–Worldwide Power Tools and Accessories (from September 2008 until March 2010) and its Senior Vice President and Chief Financial Officer (from January 2000 to September 2008). From November 1994 until November 1999 he served as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc. From August 1981 to November 1994, Mr. Mangan served in several positions while at General Motors Corporation and its subsidiary, General Motors Acceptance Corporation, including as Executive Vice President and Group Chief Financial Officer. He currently serves as the lead independent director of McCormick & Company, Incorporated (NYSE: MKC), on the Board of Directors and Audit Committee of The Baltimore Life Companies and on the Board of Directors of Dunbar Armored, Inc. Mr. Mangan has a Bachelor of Mechanic Engineering from Kettering University (General Motors Institute) and an MBA from Dartmouth College’s Amos Tuck School of Business Administration.

Our Board believes that Mr. Mangan is qualified to serve on our Board based on his extensive executive leadership and corporate experience, as well as his substantial financial and accounting expertise in connection with his past services as the chief financial officer of public companies.

Brian P. Tierney, 60, has served on our Board since February 2003. Since September 2010, Mr. Tierney has served as the Chief Executive Officer of Realtime Media LLC, a digital marketing services firm. Since September 2010, Mr. Tierney has also served as the Chief Executive Officer of Brian Communications, a strategic communications firm. Prior to that, Mr. Tierney was the Publisher of the Philadelphia Inquirer and Daily News and Chief Executive Officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. In February 2009, Philadelphia Newspapers LLC, a subsidiary of Philadelphia Media Holdings LLC, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States Bankruptcy Code. Mr. Tierney previously served as Chairman and Chief Executive Officer of Tierney Holdings LLC, a private investment firm from 2005 to 2006. From 2004 to 2005, he served as Vice Chairman of Advanta Corp., a financial services company that served the small business market. Prior to that, he was the founding partner of T2 Group, a public relations firm, from 2003 until it was sold to Advanta Corp. in 2004. Mr. Tierney currently serves on the Board of Directors of Republic First Bancorp. Inc. (NASDAQ: FRBK). Mr. Tierney also serves on a variety of civic, educational and charitable boards of directors.

Our Board believes that Mr. Tierney is qualified to serve on our Board based on his extensive corporate leadership background, having served as chief executive officer of several businesses, as well as his significant marketing experience.

Andrea M. Weiss, 61, has served on our Board since March 2013. She is the founder and current President and Chief Executive Officer of Retail Consulting, Inc., a boutique consulting firm specializing in retail and consumer brands, and has served as its President and Chief Executive Officer since its formation in October 2002. In January 2014, Ms. Weiss also co-founded and is currently the Managing Member of The O Alliance LLC, a new branch of Retail Consulting, Inc., which provides consulting services with respect to omni-channel retailing. She has extensive specialty retail experience having served in several senior executive positions with dELiA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc., and Ann Taylor Stores, Inc. Ms. Weiss currently serves on the boards of directors of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL) and Chico’s FAS, Inc. (NYSE: CHS). Previously, Ms. Weiss served on the boards of directors of The Pep Boys—Manny, Moe & Jack from 2013 to 2016, Grupo Cortefiel from 2006 to 2007, GSI Commerce, Inc. from 2006 to 2011, eDiets.com, Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2005. Ms. Weiss also serves on several private advisory boards.

Our Board believes that Ms. Weiss is qualified to serve on our Board based on her extensive corporate background in marketing and brand development, specifically in the diet industry, and her public company board experience.

Dawn M. Zier, 52, has served as our President and Chief Executive Officer and as a member of our Board since November 2012. Before joining us, Ms. Zier served as the President of International at The Reader’s Digest Association, Inc., a global media and direct marketing company (the “Reader’s Digest Association”), from April 2011 until November 2012, and as an Executive Vice President of the Reader’s Digest Association, from February 2011 until November 2012. From October 2009 to April 2011, Ms. Zier served as President, Europe of the Reader’s Digest Association. Prior to serving in these roles, Ms. Zier served as the President of Global Consumer Marketing for the Reader’s Digest Association from June 2008 to October 2009 and as the President and Chief Executive Officer of Direct Holdings U.S. Corp., a marketer of audio and video products and at such time a subsidiary of the Reader’s Digest Association, from June 2009 to October 2009. From August 2005 to June 2008, Ms. Zier served as the President of North American Consumer Marketing for the Reader’s Digest Association. In February 2013, RDA Holdings, Co., the holding company and parent of Reader’s Digest Association, filed voluntary petitions for reorganization relief pursuant to Chapter 11 of the United States

Bankruptcy Code. Ms. Zier currently serves on the board of Spirit Airlines (NASDAQ: SAVE), joining in 2015. Ms. Zier served on the Velo Holdings Inc. Board of Directors from 2015 to 2016, Marketing Edge’s Board of Trustees from 2010 to 2012, and the Direct Marketing Association’s Board of Directors from 2008 to 2015, while also serving as its Nominating Committee Chair and Secretary from 2012 to 2014. From 2005 to 2009, she chaired the Magazine’s Director’s Advisory Committee for the Audit Bureau of Circulations.

Our Board believes that Ms. Zier is qualified to serve on our Board based on her extensive management leadership experience, which has provided Ms. Zier with significant knowledge of sound corporate governance practices, as well as her intimate knowledge of the business and affairs of Nutrisystem, as its Chief Executive Officer.

Corporate Governance—Board and Committees

Our Board is responsible for the supervision of our overall affairs. Our Board met on eight occasions during the year ended December 31, 2016. Regularly scheduled executive sessions of the Board’s independent directors were held as well. Each of our directors attended at least 75% of all Board and applicable committee meetings during 2016. Directors are encouraged to attend the annual stockholders meeting. All of our directors attended our 2016 Annual Meeting.

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Information regarding the members of each committee and their responsibilities is set forth below under “Board Committees.”

Stockholders and other interested parties may write to the Board, any director, any of the committee chairs or the independent directors as a group at: c/o Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. In addition, stockholders may also communicate by e-mail with our independent directors as a group by sending their correspondence to: nonmanagementdirectors@nutrisystem.com.

Director Independence

Our Board currently consists of eight members, seven of whom our Board has determined are independent directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market LLC, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates. These guidelines are consistent with the independence requirements of the NASDAQ listing standards and are set forth in our Corporate Governance Guidelines, which are available on our website, www.nutrisystem.com.

The Board, in applying the above-referenced standards, has affirmatively determined that the Company’s current independent directors are: Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney and Andrea M. Weiss.

Board Leadership Structure and Risk Oversight

The Company seeks to maintain an appropriate balance between management and the Board. Our Board does not have a policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer. Our Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time it may be in the best interests of the Company.

In April 2012, the Board named Mr. Hagan as Chairman. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and Chief Executive Officer are separate. This policy allows the Chief Executive Officer to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and Chief Executive Officer.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one director to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Management regularly reports on any potential material risks to the Company at each quarterly Board meeting. Our Chief Executive Officer and Chief Financial Officer provide these reports on a routine basis. In addition, we had an outside advisor provide a summary risk assessment to management in 2012. Management shared the results of this assessment with the Audit Committee, which in turn shared the results with the Board. Management reports regularly to the full Board, which also considers the Company’s risk factors. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Compensation of Directors

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2016, which reflects the directors’ fees and stock awards described below. The table does not include reimbursement of travel expenses related to attending Board and Board committee meetings.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Robert F. Bernstock	70,000	99,990	169,990
Paul Guyardo	62,500	99,990	162,490
Michael J. Hagan	90,000	99,990	189,990
Jay Herratti	60,000	99,990	159,990
Michael D. Mangan	70,000	99,990	169,990
Brian P. Tierney	67,500	99,990	167,490
Andrea M. Weiss	60,000	99,990	159,990

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors of 3,799 shares of fully vested common stock on May 12, 2016 in connection with our 2016 Annual Meeting of Stockholders. These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (“FASB ASC 718”).
(2)	As of December 31, 2016, the number of shares of unvested restricted stock held by each director was as follows: Michael D. Mangan – 2,679 shares.

Employee directors do not receive any additional compensation for their service as directors. The compensation earned by Ms. Zier, as President and Chief Executive Officer, for 2016 is included in Executive Compensation below under the heading “Summary Compensation Table,” and her outstanding equity awards are included below under the heading “Outstanding Equity Awards at Fiscal Year-End Table.”

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. During 2015, Frederic W. Cook & Co., Inc. (“FW Cook”) conducted a comprehensive review of our non-employee director compensation program, including pay levels and program structure. After this review, the Board approved certain changes to the program, to be effective January 1, 2016, as follows.

Compensation	Effective January 1, 2016
Annual Board Cash Retainer	$50,000

Additional Retainer for Non-Executive Chairman of the Board	$40,000

Additional Retainers for Committee Members (Non-Chair)
• Audit	$10,000
• Compensation	$7,500
• Nominating & Corporate Governance	$5,000

Additional Retainers for Committee Chairs
• Audit	$20,000
• Compensation	$15,000
• Nominating & Corporate Governance	$10,000

Annual Equity Award	$100,000 in immediately vested common stock, subject to one-year transfer restriction (1)

Initial Equity Award	None

Director Stock Ownership Guidelines	5x annual cash retainer

(1)	Non-employee directors will receive this grant on the date of the 2017 Annual Meeting of Stockholders.

On February 15, 2017, the Board, in connection with further recommendation made by FW Cook after analysis of the board compensation of the Company’s updated peer group, approved increases to the additional annual cash retainers of the chairs of the Board and the other Board committees, as follows:

Compensation	Effective January 1, 2016	Effective April 1, 2017
Additional Retainer for Non-Executive Chairman of the Board	$40,000	$50,000

Additional Retainer for Committee Chairs
• Audit	$20,000	$25,000
• Compensation	$15,000	$17,500
• Nominating & Corporate Governance	$10,000	$11,000

These increases are effective as of April 1, 2017. No other changes were made to the Compensation Policy for Non-Employee Directors as was in place in 2016.

Stock Ownership Guidelines

We maintain stock ownership guidelines that prohibit sales of our stock by our non-employee directors if those sales would cause such director’s stock holdings to fall below five times the director’s annual cash retainer. Similar guidelines apply to our NEOs (but with ownership thresholds adapted to their positions) and are discussed further below in the Compensation Discussion and Analysis, under the heading “Stock Ownership Guidelines.”

Board Committees

Audit Committee. The Audit Committee was established by the Board for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company’s consolidated financial statements and the Company’s internal control over financial reporting.

The members of the Audit Committee are Michael D. Mangan (Chairman), Jay Herratti and Andrea M. Weiss. In the opinion of the Board, all of the members of the Committee meet the NASDAQ and SEC independence requirements. The Board has determined that the Audit Committee Chairman, Mr. Mangan, qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC in Item 407(d)(5) of Regulation S-K. For the relevant experience of Mr. Mangan that qualifies him as an audit committee financial expert, please see his biographical information in “Our Board of Directors—Our Directors.”

The Audit Committee operates under a charter adopted by the Board that governs its responsibilities. Copies of the Audit Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees its independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets at least quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to generally accepted accounting principles, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements and internal control over financial reporting.

The Audit Committee met six times in 2016.

For information on audit fees, see “Independent Registered Public Accounting Firm.”

Compensation Committee. The members of the Compensation Committee are Robert F. Bernstock (Chairman), Paul Guyardo and Brian P. Tierney.

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans. The Compensation Committee also advises and makes recommendations to the Board on non-employee director compensation. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. In addition, the Compensation Committee may, on occasion, approve a pool of equity grants and delegate the authority to the Chief Executive Officer to issue such awards to employees and consultants. The Compensation Committee reports to stockholders on executive compensation items as required by the SEC. In the opinion of the Board, all the members of the Compensation Committee meet the NASDAQ independence requirements. See “Executive Compensation” for additional information with respect to the role of our Compensation Committee.

The Compensation Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Compensation Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Compensation Committee met seven times in 2016.

Compensation Committee Interlocks and Insider Participation. During 2016 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the

Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Brian P. Tierney (Chairman), Paul Guyardo and Robert F. Bernstock.

The Nominating and Corporate Governance Committee is responsible for recommending to the Board the structure and operations of the Board and the responsibilities, structure and operation of each Board committee. Additionally, the Nominating and Corporate Governance Committee recommends qualified candidates to the Board for election as directors, including the slate of directors that the Board proposes for election by stockholders at annual meetings. The Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background, their array of talents and perspectives, and their gender, racial background, religion, and ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our Chief Executive Officer. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Stockholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034 and giving the recommended candidate’s name, biographical data and qualifications.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its responsibilities. Copies of the Nominating and Corporate Governance Committee charter can be obtained free of charge from the Company’s website, www.nutrisystem.com, or by contacting the Company to the attention of the Secretary at our offices at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034.

The Nominating and Corporate Governance Committee met four times in 2016.

Code of Conduct

The Board has adopted a Code of Conduct which outlines the principles, policies and laws that govern our activities and establishes guidelines for conduct in the workplace. The Code of Conduct applies to our directors as well as our employees, including senior financial officers. Every officer and other managerial employee is required to read the Code of Conduct annually. A copy of the Code of Conduct will be supplied free of charge by submitting a request to our Secretary, Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. A copy of the Code of Conduct is also available on the investor relations section of our website, www.nutrisystem.com.

In the event that we make any amendment to, or grant any waiver including an implicit waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, and that requires disclosure under applicable SEC rules, we intend to disclose the amendment or waiver and the reasons therefor on our website, www.nutrisystem.com, within four business days of the date of the amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of NEOs for 2016, who were:

•	Our President and Chief Executive Officer, Dawn M. Zier

•	Our Executive Vice President and Chief Marketing Officer, Keira Krausz

•	Our Executive Vice President and Chief Financial Officer, Michael P. Monahan

Executive Summary

Performance Highlights

In 2016, we exceeded top and bottom-line expectations as we continued to expand solutions for those looking to lose weight. This follows the success of 2015 where we grew our business by leveraging our broad integrated marketing, distribution, segmentation, and price-optimization capabilities, As our business has continued to scale, we also have maintained a disciplined approach to cost management. In addition, during 2016 we implemented a number of strategic actions designed to strengthen the business and propel future growth such as investments in our multi-brand strategy, new product innovation, new marketing campaigns and an enhanced customer experience.

Our 2016 financial performance was strong; highlights included:

•

Total revenue (“Revenue”) grew to $545.5 million in 2016 from $462.6 million in 2015, an increase of 18%. This represented the Company’s third consecutive year and 14th consecutive quarter of year-over-year Revenue growth.

•	Net income grew to $35.5 million in 2016 from $26.1 million in 2015, an increase of 36%.

•

Adjusted earnings before interest, taxes, depreciation, amortization and non-cash employee compensation (“Adjusted EBITDA”) grew to $74.8 million in 2016 from $57.1 million in 2015, an increase of 31%.

•	GAAP earnings per share (“EPS”) grew to $1.19 in 2016 from $0.89 in 2015, an increase of 34%.

With respect to 2015, “Adjusted EBITDA” is presented as adjusted to also remove the impact of transaction costs associated with the acquisition of the South Beach Diet brand.

In addition, during 2016 we accomplished several strategic milestones, including:

•	Executing on our multi-brand strategy to be in a position to launch our South Beach Diet program in January 2017.

•	Under our Nutrisystem brand, successfully introducing our Turbo shakes program and frozen a la carte products.

•	Operationalizing a new frozen warehouse in the 2nd quarter of 2017 to support the increased demand for our frozen products.

•	Launching multi-site capabilities to support new product launches.

•	Accelerating digital marketing initiatives to attract new customers and prospects to the brand.

Executive Compensation Highlights

Our executive compensation program is designed with a “pay-for-performance” philosophy and includes the following elements: base salary, annual cash bonus opportunity, and equity-based long-term incentives (“LTIs”). The majority of each executive’s total direct compensation (“TDC”) opportunity is in the form of variable elements, a significant portion of which is equity-based, LTI compensation, as illustrated in the following charts:

•

Annual Bonus Achievements: Based on our Adjusted EBITDA performance (weighted 60%), Revenue performance (weighted 20%), and accomplishment of Strategic Milestones (weighted 20%), as described below, the NEOs earned bonuses equal to 165% of target for 2016 performance.

•

Long-Term Equity Incentives: In January 2016, the Compensation Committee granted long-term equity incentives to the NEOs through a combination of performance-based restricted stock units (“PRSUs”) (weighted 50%), stock options (weighted 25%), and restricted stock awards (“RSAs”) (weighted 25%).

•

2016-2017 PRSUs: PRSUs granted in 2016 may be earned from 0 to 200% of the target number of units, based on our adjusted EPS (“Adjusted EPS”) for the two-year period ending December 31, 2017. Earned PRSUs, if any, vest pro rata based on each participant’s continued employment and are subject to an additional one-year service-vesting period after the end of the two-year performance period.

•

2015-2016 PRSUs: The two-year performance period for the PRSUs granted in 2015 ended December 31, 2016. During that period our Adjusted EPS was $2.27, resulting in 148% of the target number of units being earned and converted to common shares. These units vest pro rata based on each participant’s continued employment and are subject to an additional one-year service-vesting period. These units will be paid out on December 31, 2017.

•

Retention Equity Award to CEO: Under Ms. Zier’s leadership, the Company has achieved significant growth in revenues, earnings, and cash flow, has generated superior returns to stockholders, and is primed to continue to deliver sustained growth, innovation, and profitability. In order to recognize her achievements, and to further promote her retention and the continued alignment of her interests with stockholders, the Compensation Committee awarded Ms. Zier a special equity award in December 2015, 75% of which was in the form of PRSUs and the remaining 25% was in stock options. These awards would vest in two equal annual installments on the first two anniversaries of the grant date based on the level of Adjusted EBITDA achieved in 2016. Our 2016 Adjusted EBITDA far exceeded the performance goal such that 50% of these awards vested on December 31, 2016 and the remaining 50% will, subject to Ms. Zier’s continued service, vest on December 31, 2017.

•

Special Multi-Brand PRSUs: To provide an incentive for the management team to deliver on strategic and operational goals above-and-beyond previously established goals, in December 2016 the Compensation Committee implemented a special PRSU program (“Special Multi-Brand PRSUs”) for certain senior executives including the NEOs. Under this program, participants have the opportunity to earn PRSUs based on achievement of certain three-year cumulative Adjusted EBITDA and non-Nutrisystem branded revenue goals. The Compensation Committee believes the performance goals are extremely challenging and if achieved will result in stockholder value creation.

Governance Highlights

Our executive compensation practices are intended to be straightforward, transparent and reflective of modern notions of strong corporate governance. Our commitment to strong corporate governance can be understood by reviewing the following list of what we do and do not do:

What We Do:	What We Do Not Do:

✓       The majority of our executive pay is tied to performance.

✓       Fifty percent of our ongoing LTI compensation program is granted in PRSUs, which vest based on the achievement of pre-established, multi-year performance goals.

✓       Our Compensation Committee retains a nationally recognized, independent compensation consultant who provides no other services to the Company.

✓       We require our NEOs and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

✓       We have a compensation recovery (“clawback”) policy.

✓       We require our NEOs to enter into reasonable non-competition and non-solicitation covenants.

×        We do not provide golden parachute excise tax or other tax gross-ups.

×        We do not provide “single-trigger” cash severance upon a change in control.

×        We do not provide “single-trigger” vesting acceleration in annual equity awards upon a change in control.

×        We do not pay dividends on unearned PRSUs.

×        We do not provide significant perquisites or supplemental executive retirement plans.

×        Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.

×        We prohibit executives and directors from hedging and pledging Company stock.

Consideration of the Most Recent Stockholder Advisory Votes on Executive Compensation

At the 2016 Annual Meeting, more than 98% of all votes cast were in favor of our executive compensation program. The Compensation Committee interprets the overwhelmingly favorable 2016 vote as an endorsement of our compensation programs and practices, and no changes were made to our programs directly because of the 2016 vote outcome. However, the Compensation Committee regularly reviews and refines our compensation practices to seek to ensure that they remain prudent and effective.

Objectives of our Compensation Program

The primary objectives of our compensation programs are to:

•

Attract and retain highly skilled executives. Our compensation philosophy is to provide target TDC opportunities that provide competitive compensation opportunities based upon then-current benchmark data for equivalent positions at similarly-situated companies. Actual compensation earned may be above or below the target level based on performance along the metrics of the incentive compensation programs.

•

Link compensation earned to achievement of the Company’s short-term and long-term financial and strategic goals. The majority of each NEO’s compensation opportunity is variable and tied to the achievement of pre-established performance objectives and/or the performance of our stock.

•

Align the interests of management with those of our stockholders. A substantial portion of NEO compensation is in the form of equity-based incentives, subject to multi-year vesting schedules. In addition, we have robust stock ownership guidelines that require executives to acquire and maintain a meaningful ownership position in our stock.

•

Adhere to high standards of corporate governance. Our program has appropriate balances between fixed and variable, short-term and long-term, and cash and equity components to mitigate compensation-related risks. Our compensation-related policies such as stock ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy further support strong governance principles.

Compensation Decision-Making Process

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs. It also reviews and approves the Company’s incentive compensation plans and equity-based plans.

Management provides input into the design of incentive compensation programs to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, but approved by our Board, is an important input into the Compensation Committee’s decision-making process. In addition, our Chief Executive Officer works with the Compensation Committee and its independent consultant to develop recommendations for pay levels for executives other than herself, based on competitive market data, internal fairness between executives, past performance and future potential. Members of the management team attend Compensation Committee meetings, but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. During 2016, FW Cook performed the following services:

•	Reviewed the comparative peer group used in competitive pay comparisons and made recommendations for changes.

•	Conducted a competitive analysis of all elements of target TDC for our NEOs and made recommendations for changes, as appropriate.

•	Conducted a competitive analysis of our aggregate LTI grant practices, including annual share usage, annual fair value transfer, and potential dilution.

•	Reviewed the design and structure of our annual and LTI programs.

•	Advised on the design and structure of the special multi-brand PRSUs granted to the senior executives, including the NEOs.

A representative of FW Cook attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings. In addition, FW Cook reviewed our non-employee director compensation program, including a competitive analysis of director pay levels and program structure. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.

Peer Group and Benchmarking in 2015 to Establish 2016 Pay Opportunities

With advice from FW Cook, the Compensation Committee selected the companies set forth in the table below as our peer group for the 2015 competitive analysis:

1-800-FLOWERS.COM	Nature’s Sunshine Products, Inc.	TiVo Inc.
Blue Nile, Inc.	Nutraceutical Intl. Corp.	United Online, Inc.
Boulder Brands, Inc.	Rosetta Stone Inc.	Vitamin Shoppe, Inc.
FTD Companies, Inc.	Shutterfly, Inc.	Weight Watchers International Inc.
Medifast, Inc.

The peer group companies were selected based on their reasonably similar size to us (as defined by annual revenues and market capitalization), their similar customer and/or product profile, and/or their online or direct marketing focus. As of September 15, 2015, when the analysis was conducted, the annual revenues, on a trailing four quarters basis, for these peer group companies ranged from approximately $207 million to $1.3 billion, and the market caps ranged from $153 million to $1.4 billion. Median revenues were $483 million, compared to our revenues of $437 million (we ranked at the 40th percentile), and median market cap was $383 million, compared to our market cap of $805 million (we ranked at the 74th percentile).

Consistent with our compensation philosophy, the peer group data was used as input to the Compensation Committee’s decisions on target TDC opportunities for 2016, which the Compensation Committee intended to provide competitive compensation opportunities for our NEOs.

Peer Group and Benchmarking in 2016 to Establish 2017 Pay Opportunities

During 2016, FW Cook reviewed our peer group and recommended several changes. Two of the peer companies, Boulder Brands and United Online, were removed from the peer group as they were acquired. USANA Health Sciences was added due to its nutritional product focus and reasonably similar size. As a result, the Compensation Committee selected the companies set forth in the table below as our peer group for the 2016 competitive analysis:

1-800-FLOWERS.COM	Nature’s Sunshine Products, Inc.	TiVo Inc.
Blue Nile, Inc.	Nutraceutical Intl. Corp.	USANA Health Sciences
FTD Companies, Inc.	Rosetta Stone Inc.	Vitamin Shoppe, Inc.
Medifast, Inc.	Shutterfly, Inc.	Weight Watchers International Inc.

As in 2015, the peer group companies were selected based on their reasonably similar size to us (as defined by annual revenues and market capitalization), their similar customer and/or product profile, and/or their online or direct marketing focus. As of September 15, 2016, when the analysis was conducted, the annual revenues, on a trailing four quarters basis, for these peer group companies ranged from approximately $202 million to $1.3 billion, and the market caps ranged from $186 million to $2.6 billion. Median revenues were $736 million, compared to our revenues of $507 million (we ranked at the 45th percentile), and median market cap was $593 million, compared to our market cap of $807 million (we ranked at the 74th percentile)

Consistent with our compensation philosophy, the peer group data was used as input to the Compensation Committee’s decisions on target TDC opportunities for 2017, which the Compensation Committee intends to provide competitive compensation opportunities for our NEOs.

Compensation Components

The principal elements of target TDC for our NEOs are base salary, annual cash bonus opportunities, and equity-based, LTI awards. Each of the components is discussed below.

Base Salary

Base salaries provide a minimum level of pay that reflects each NEO’s position and scope of responsibility, individual performance, and future potential, as demonstrated over time. The initial base salary of each NEO is stated in his or her respective employment agreement. Base salaries are re-evaluated annually to determine whether adjustments are appropriate given changes in the benchmark data or in executive responsibilities. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our NEOs, other than herself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other NEOs.

For 2016, the Compensation Committee increased Ms. Zier’s annual base salary from $650,000 to $750,000 and increased the salaries of both Ms. Krausz and Mr. Monahan from $335,000 to $385,000. These salaries were intended to provide competitive compensation opportunities based upon then-current benchmark data for their respective positions. All such increases were approved at the Compensation Committee’s meeting in October 2015 and became effective on January 1, 2016.

Performance-Based Annual Cash Bonus

Our annual cash bonus program is designed to reward annual accomplishments against pre-established financial goals.

For 2016, each NEO has a target bonus opportunity specified in his or her respective employment agreement. Actual bonuses may be $0 or may range from a threshold of 50% to a maximum of 200% of the target amount, based on achievement of the financial performance goals. Performance below threshold for a particular measure results in no bonus payable with respect to that component.

The 2016 threshold, target and maximum cash bonus opportunities for the NEOs are set forth in the table below:

Named Executive Officer	Threshold (50% of Target) ($)	Target (100%) ($)	Maximum (200% of Target) ($)
Dawn M. Zier	375,000	750,000	1,500,000

Keira Krausz	135,000	270,000	540,000

Michael P. Monahan	135,000	270,000	540,000

The performance measures for 2016 bonuses for our NEOs were Adjusted EBITDA (weighted 60%), Revenue (weighted 20%), and Strategic Milestones (weighted 20%). The Compensation Committee chose to emphasize Adjusted EBITDA because it represents one of the clearest measures of our operational performance and allows any overachievement to be self-funding. The Compensation Committee also measures Revenue, albeit with a lower weighting, to focus our executives on top line growth. New for 2016 was the Strategic Milestones component (weighted 20%), which helps focus executives on longer-term value creation. These strategically important milestones relate to product/program innovation, market expansion, and implementation of the required infrastructure to support such initiatives.

The threshold, target, and maximum goals for each measure, along with our actual performance in 2016, are outlined in the following table:

Measure	Threshold ($)	Target ($)	Maximum ($)	Actual ($)	Weighted % of Target Bonus Earned (%)
Adjusted EBITDA (weighted 60%)	$55.2 mil.	$64.9 mil.	$84.4 mil.	$74.8 mil.	90%
Revenue (weighted 20%)	$485.8 mil.	$516.8 mil.	$547.8 mil.	$545.5 mil.	38%
Strategic Milestones (weighted 20%)	Partially Met	Met	Exceeded All	Exceeded Most	37%
Total Bonus (% of Target)					165%

In its evaluation of performance against the pre-set goals for the Strategic Milestones category, the Compensation Committee considered management’s success in executing the Company’s multi-brand strategy, in particular work toward the launch of the South Beach Diet brand. Other factors included the team’s successful introduction of new programs; growth of our shakes and a la carte sales; expansion of the Company’s supply chain capabilities and IT/ecommerce infrastructure, including progress in operationalizing a new frozen warehouse; and the acceleration of digital marketing initiatives that led to increased customers and prospects to the brand.

The Compensation Committee awarded each NEO 165% of his or her target bonus amount, solely based on the results against the above performance goals. Accordingly, Ms. Zier earned a bonus of $1,237,500, and each of Ms. Krausz and Mr. Monahan earned $442,454 in bonus with respect to performance in fiscal 2016. These amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

We have disclosed Adjusted EBITDA in previous filings and define it as net income excluding depreciation, amortization, income tax, interest, non-cash compensation and, in certain years, other items. For bonus calculation purposes for the year ended December 31, 2016, we did not exclude any such other items to arrive at Adjusted EBITDA, which can be derived from the net income reported in our consolidated financial statements as follows:

Adjusted EBITDA Component	Year Ended December 31, 2016 ($000s)
Net income	35,469

Depreciation and amortization	13,736

Income tax expense	18,549

Interest expense, net	26

Non-cash employee compensation	6,970

Adjusted EBITDA	74,750

Ongoing Long-Term Equity Incentives

Equity incentives have historically represented the largest component of our NEOs’ compensation, in order to closely align the interests of our NEOs with the interests of our stockholders. In recent years, the Compensation Committee has used a “portfolio approach” to the grant of equity incentives and has therefore issued a combination of stock options, RSAs and PRSUs to achieve a balance between the retention and incentive effects of these awards.

In 2016, the Compensation Committee granted our NEOs target long-term equity incentives in the following approximate mix by grant-date fair value: 50% PRSUs, 25% stock options and 25% RSAs. The Compensation

Committee believes that tying at least one-half of the annual equity grants to the achievement of performance targets emphasizes the linkage between multi-year corporate performance and executive compensation. The same mix was used in 2013, 2014, and 2015.

Under Ms. Zier’s leadership, the Company has achieved significant growth in revenues, earnings, and cash flow, has generated superior returns to stockholders, and is primed to continue to deliver sustained growth, innovation, and profitability. In order to recognize her achievements, and to further promote her retention and the continued alignment of her interests with stockholders, the Compensation Committee awarded Ms. Zier a special equity award on December 31, 2015, 75% of which was in the form of PRSUs and the remaining 25% was in stock options. These awards would vest in two equal annual installments on the first two anniversaries of the grant date provided that the level of Adjusted EBITDA achieved in 2016 exceeded the level of Adjusted EBITDA achieved in 2015. Our 2016 Adjusted EBITDA (i.e., $74,750) far exceeded our 2015 Adjusted EBITDA (i.e., $57,134) such that 50% of these awards vested on December 31, 2016 and the remaining 50% will, subject to Ms. Zier’s continued service, vest on December 31, 2017.

Performance-Based Restricted Stock Units

Fifty percent of our ongoing LTI compensation program is granted in PRSUs, which vest based on the achievement of pre-established, multi-year performance goals. Earned PRSUs, if any, vest pro rata based on each participant’s continued employment and are subject to an additional one-year service-vesting period after the end of the two-year performance period.

The Compensation Committee chose Adjusted EPS (which is presented as adjusted principally to remove the impact of transaction costs associated with the acquisition of the South Beach Diet brand and investment initiative expenses) for the two-year periods described below as the performance goal because it strongly supported the Company’s turnaround mission. The use of Adjusted EPS focused management’s attention inward on absolute Company performance during the respective two-year performance periods of these awards. In selecting Adjusted EPS as the relevant performance measure, the Company focused again on earnings as a critical measure of operational success, but distinguished the PRSU performance measure from the primary annual cash bonus performance measure (Adjusted EBITDA). By including interest, taxes, depreciation and amortization, and non-cash employee compensation in the measure of Adjusted EPS for the PRSUs, the Compensation Committee intended to link executive pay to profitability as well as capital decisions, and ultimately longer-term growth in stockholder value.

2015-2016 PRSUs. The PRSUs granted in 2015 could be earned based on our performance versus Adjusted EPS goals for the two-year period ended December 31, 2016. The Adjusted EPS goals for the two-year period ending December 31, 2016 were as follows, with linear interpolation for performance between levels:

2015-2016 Adjusted EPS ($)	Payout as % of Target Number of PRSUs (%)
<$1.02	0%
$1.02	50%
$1.70	100%
≥$2.89	200%

Our Adjusted EPS for the two-year period ended December 31, 2016 was $2.27 (i.e., $0.95 for 2015 and $1.32 for 2016), which resulted in 148% of the target number of PRSUs being earned. For purposes of achievement of the performance goals for the two-year period ended December 31, 2016, Adjusted EPS can be derived from the EPS reported in our consolidated financial statements as follows:

Adjusted EPS Component	Year Ended December 31, 2015 ($/sh.)	Year Ended December 31, 2016 ($/sh.)
GAAP EPS as reported	0.89	1.19
Acquisition transaction costs and investments related to South Beach Diet	0.05	0.10
Litigation settlement	0.01	—
Asset Write-offs	—	0.03

Adjusted EPS	0.95	1.32

2016-2017 PRSUs. The PRSUs granted in 2016 have the same design as the PRSUs granted in 2015, with the number of earned PRSUs based on Adjusted EPS for the two-year period ending December 31, 2017, according to the following schedule, with linear interpolation for performance between levels:

Performance Achieved (%)	Payout as % of Target Number of PRSUs (%)
< 80%	0%
80%	50%
100%	100%
≥ 140%	200%

PRSUs vest ratably over a three-year total performance/vesting period. If an NEO terminates employment prior to the expiration of the three-year total performance/vesting period (other than by the Company for cause or by the NEO in anticipation of a termination for cause), the NEO may still be entitled to a pro-rata number of units earned from the two-year Adjusted EPS performance, based on the date of grantee’s separation from the Company.

Stock Options and Restricted Stock

In addition to PRSUs, the Compensation Committee has used a combination of stock options and time-vested RSAs to retain and motivate our NEOs. Annual awards of stock options and RSAs granted in 2016 vest in three equal installments on each of the first three anniversaries of the respective grant dates, provided the NEO is employed by us on each vesting date. Each stock option grant has a term of seven years, rather than the standard 10 years, in order to encourage the more rapid creation of stockholder value.

Special Multi-Brand PRSUs

To provide an incentive for the management team to deliver on strategic and operational goals above-and-beyond previously established goals, the Compensation Committee granted Special Multi-Brand PRSUs to certain senior executives including the NEOs. Under this program, each participant has the opportunity to earn PRSUs based on achievement of three-year cumulative Adjusted EBITDA and non-Nutrisystem branded revenue goals. Threshold levels of both Adjusted EBITDA and non-Nutrisystem branded revenue must be achieved for any of the units to vest. The threshold, target and maximum number of units that our NEOs could receive are set forth in the table below:

Named Executive Officer	Threshold (50% of Target) (#)	Target (100%) (#)	Maximum (200% of Target) (#)
Dawn M. Zier	14,430	28,860	57,720

Keira Krausz	5,051	10,101	20,202

Michael P. Monahan	5,051	10,101	20,202

At the time of grant the Compensation Committee considered the threshold level of performance under this program to be extremely challenging and if achieved will result in stockholder value creation. The Compensation Committee does not consider the Special Multi-Brand PRSUs part of ongoing target TDC because the required level of performance for units to vest under this program is above what would be considered a “target” level.

Benefits

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. We also provide supplemental long-term disability benefits to our senior executives because caps under our group long-term disability program restrict benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

Program Changes for 2017

As a result of the review of our executive compensation program FW Cook conducted in 2016, the Compensation Committee made the following adjustments to target total TDC for 2017 to provide competitive compensation opportunities based upon then-current benchmark data for each NEO’s respective position:

•	The Compensation Committee increased Ms. Zier’s base salary from $750,000 to $800,000 and increased the base salaries of both Ms. Krausz and Mr. Monahan from $385,000 to $400,000.

•	The Compensation Committee increased Ms. Zier’s target LTI grant value from $1.5 million to $2.4 million, and target LTI value for Ms. Krausz and Mr. Monahan from $450,000 to $750,000.

No changes were made to target bonuses as percentages of base salary.

The performance measures and weightings for 2017 bonuses for our NEOs are the same as for 2016, namely Adjusted EBITDA (weighted 60%), Revenue (weighted 20%), and Strategic Milestones (weighted 20%).

As in 2016, the Compensation Committee granted 50% of 2017 LTIs in the form of PRSUs that may be earned from 0-200% based on two-year cumulative Adjusted EPS performance goals, with a three-year ratable vesting schedule. In 2017 the Compensation Committee chose to grant the remaining 50% of 2017 LTIs in the form of RSAs compared to 25% in RSAs and 25% stock options the last few years. This change was implemented to better align the Company’s compensation structure with peer group trends.

Employment Agreements

We enter into employment agreements with our NEOs to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the NEO’s base salary and bonus opportunities and provide that the NEO is eligible to receive certain payments and benefits if his or her employment is involuntarily terminated. The severance arrangements protect the NEOs from financial loss associated with an involuntary termination without cause. In particular, these severance arrangements enable NEOs to remain neutral in the face of a transaction that is in the best interests of stockholders, but may result in loss of employment. These severance arrangements also serve as consideration for the post-termination non-competition and non-solicitation covenants we require from each of our NEOs.

Each employment agreement generally specifies the executive’s starting salary, target annual bonus opportunity, inducement awards (if any) and customary indemnification rights. The agreements also generally provide for certain payments and/or benefits if the executive’s employment ceases due to a termination by us without cause, by the executive with good reason or due to the executive’s death or disability. The rights are described in detail below for each of our currently employed NEOs under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Each employment agreement or other agreement entered into concurrently with the employment agreement generally also includes customary restrictive covenants. In the cases of Ms. Krausz and Mr. Monahan, each is subject to a one-year post-termination non-competition covenant and a two-year post-termination non-solicitation covenant. In Ms. Zier’s case, she is subject to two-year post-termination non-competition and non-solicitation covenants.

In addition to these items, Ms. Zier’s employment agreement provides that she will be nominated for re-election as a member of the Board during her tenure as Chief Executive Officer.

Compensation Policies and Other Considerations

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our NEOs and our non-employee directors if those sales would cause such individual’s stock holdings to fall below a certain threshold. Effective January 1, 2016, the Board increased the stock ownership guidelines for our non-employee directors from three times the annual cash retainer to five times the annual cash retainer, which would currently equal $250,000. The ownership requirement, based on the current 2017 base salary compensation for each of our current NEOs, is indicated in the table below:

Position	Ownership Requirement (as multiple of salary)	Ownership Requirement ($)
Chief Executive Officer	5 x base salary	4,000,000
Chief Marketing Officer	2 x base salary	800,000
Chief Financial Officer	2 x base salary	800,000

For purposes of these guidelines, an officer’s holdings include vested shares held directly by the officer or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled PRSUs. Until the required ownership level is achieved, the NEOs and non-employee directors must retain all shares received on vesting or earn-out of RSAs and PRSUs, net of shares withheld or sold to satisfy tax obligations, and all shares received on exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of shares withheld or sold to satisfy tax obligations. Our Board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare. Each of our NEOs is in compliance with his or her ownership requirement.

These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our Board also adopted an anti-hedging policy in 2012 that provides that our directors and NEOs may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Anti-Pledging Policy

In July 2014, our Board amended the Company’s Insider Trading Policy Statement to provide that our directors, NEOs or employees, and any of their respective spouses, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from entering into pledging transactions or similar arrangements with respect to Company securities.

Clawback Policy

Pursuant to a clawback policy adopted in 2012, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation, whether cash- or equity-based, paid or credited to a person covered by the policy for the restated

period. In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation is less than the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1 million in any year. Compensation that qualifies as performance-based compensation is exempt from the $1 million deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. For example, our PRSUs are intended to qualify for exemption from the deductibility limit of Section 162(m). However, the Compensation Committee’s ability to exercise discretion and to retain flexibility in the payment of compensation may, in certain circumstances, outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m).

Compensation Risk Assessment

Our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•	Balance between fixed and variable, short-term and long-term, and cash and equity in the TDC mix.

•

Incentive awards incorporate multiple measures of performance, which diversifies the risks associated with any single indicator of performance. Cash and equity incentives each have different performance goals, which further diversifies risk.

•	Payouts under our incentive plans are subject to caps.

•	All of our equity grants vest over a multi-year period, which encourages grantees to take a long-term view.

•	We maintain policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback, anti-hedging and anti-pledging policies.

•	Independent Compensation Committee oversight and discretion.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Robert F. Bernstock, Chairman

Paul Guyardo

Brian P. Tierney

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2014, 2015 and 2016 by our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dawn M. Zier,	2016	750,000	—	2,109,965	(2)	375,000	1,237,500	19,704	(3)	4,492,169
Chief Executive Officer	2015	650,000	—	2,012,183		686,250	895,938	19,704		4,264,075
	2014	630,000	70,894	933,750		311,250	620,000	63,738		2,629,632

Keira Krausz,	2016	385,000	—	682,987	(2)	112,500	442,454	17,233	(4)	1,640,174
Chief Marketing Officer	2015	335,000	—	245,853		86,250	323,239	17,233		1,007,575
	2014	325,000	—	258,750		86,250	281,265	2,859		954,124

Michael P. Monahan,	2016	385,000	—	682,987	(2)	112,500	442,454	17,610	(5)	1,640,551
Chief Financial Officer	2015	335,000	—	245,853		86,250	323,239	17,610		1,007,952
	2014	325,000	—	258,750		86,250	281,265	12,417		963,682

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 11 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2017.
(2)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2016 include the grant date fair value of the RSAs and PRSUs granted during 2016. The grant date fair value for this purpose is required to be shown even where the PRSUs were not ultimately earned. The following table provides information regarding the 2016 PRSUs based on the expected performance outcomes (and is the grant date fair value of the award, as reflected in the Summary Compensation Table) and maximum performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance) ($)	Value at Grant Date Assuming Maximum Performance ($)	Actual Realizable Value at Grant Date ($)
Dawn M. Zier	1,734,965	3,469,930	—
Keira Krausz	570,487	1,140,975	—
Michael P. Monahan	570,487	1,140,975	—

(3)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,600 and the Company’s payment of premiums for supplemental long-term disability coverage of $9,104.
(4)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,600 and the Company’s payment of premiums for supplemental long-term disability coverage of $6,633.
(5)	Amount represents the Company’s matching contributions under the 401(k) plan of $10,600 and the Company’s payment of premiums for supplemental long-term disability coverage of $7,010.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 31, 2016:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dawn M. Zier	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—
	1/4/16	—	—	—	—	—	—	—	62,594	20.94	375,000
	1/4/16	—	—	—	—	—	—	17,908	—	—	375,000
	1/4/16	—	—	—	17,909	35,817	71,634	—	—	—	734,965
	12/30/16	—	—	—	14,430	28,860	57,720	—	—	—	1,000,000

Keira Krausz	—	135,000	270,000	540,000	—	—	—	—	—	—	—
	1/4/16	—	—	—	—	—	—	—	18,778	20.94	112,500
	1/4/16	—	—	—	—	—	—	5,372	—	—	112,500
	1/4/16	—	—	—	5,373	10,745	21,490	—	—	—	220,487
	12/30/16	—	—	—	5,051	10,101	20,202	—	—	—	350,000

Michael P. Monahan	—	135,000	270,000	540,000	—	—	—	—	—	—	—
	1/4/16	—	—	—	—	—	—	—	18,778	20.94	112,500
	1/4/16	—	—	—	—	—	—	5,372	—	—	112,500
	1/4/16	—	—	—	5,373	10,745	21,490	—	—	—	220,487
	12/30/16	—	—	—	5,051	10,101	20,202	—	—	—	350,000

(1)	Amounts represent the annual cash bonus opportunities each such NEO was eligible to receive in fiscal 2016. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Performance-Based Annual Cash Bonus.” These bonuses were ultimately earned at 165% of target; earned amounts are disclosed in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above.
(2)	Amounts represent PRSUs granted to NEOs during the 2016 fiscal year. The criteria used to determine the number of PRSUs earned by each NEO are described above under “Performance-Based Restricted Stock Units” The service-vesting schedule associated with the annual PRSUs granted to all NEOs on January 4, 2016 is three-year graded vesting. The service-vesting schedule associated with the Special Multi-Brand PRSUs granted to all NEOs on December 30, 2016 is three-year cliff vesting.
(3)	These RSAs vest in three equal tranches on the first three anniversaries of the date of grant.
(4)	These option awards vest in three equal tranches on the first three anniversaries of the date of grant.
(5)	Amounts represent the grant date fair value calculated in accordance with FASB ASC 718.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the NEOs at December 31, 2016:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (1)
Dawn M. Zier	52,631	(2)	211,266	(2)	(2)	(2)	45,500	(3)	1,576,575	218,077	(4)	7,556,368
Keira Krausz	71,431	(5)	73,583	(5)	(5)	(5)	21,240	(6)	735,966	49,769	(7)	1,724,497
Michael P. Monahan	—	(8)	66,709	(8)	(8)	(8)	17,902	(9)	620,304	49,769	(10)	1,724,497

(1)	The market value is based on the closing stock price of $34.65 on the last day of trading in 2016.

(2)	Amount includes:

Grant Date	Number of Options Exercisable (#)	Number of Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
3/21/13	—	34,150	8.52	3/21/20
3/20/14	—	40,085	14.95	3/20/21
1/2/15	21,807	43,612	18.98	1/2/22
12/31/15	30,824	30,825	21.64	12/31/22
1/4/16	—	62,594	20.94	1/4/23

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the date of grant. The January 2, 2015 and the January 4, 2016 awards vest in three equal tranches on the first three anniversaries of the date of grant, and the December 31, 2015 award vests in two equal tranches on the first two anniversaries of the grant date.

(3)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
6,250	3/21/17
5,205	3/20/17
5,205	3/20/18
5,466	1/2/17
5,466	1/2/18
5,970	1/4/17
5,969	1/4/18
5,969	1/4/19

(4)	The amount in the PRSU column includes (i) 65,596 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, (ii) 51,987 PRSUs that may be earned based on Adjusted EBITDA for the period ended December 31, 2016, and shall vest evenly over two years – as the applicable performance goal was satisfied, the first tranche of 25,993 shares vested on February 15, 2017, (iii) 71,634 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018, and (iv) 28,860 Special Multi-Brand PRSUs that may be earned based on performance for the three-year period ending December 31, 2019. In accordance with SEC rules, amount shown assumes performance at maximum level with respect to the following awards: (i) $2,272,901 for the Adjusted EPS Award, (ii) $1,801,350 for the Adjusted EBITDA Award, and (iii) $2,482,118 for the Adjusted EPS Award. In accordance with SEC rules, amount shown assumes performance at target level ($999,999) for the Special Multi-Brand PRSUs.
(5)	Amount includes:

Grant Date	Number of Options Exercisable (#)	Number of Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
2/11/13	28,950	17,984	8.38	2/11/20
3/21/13	30,884	13,628	8.52	3/21/20
3/20/14	5,554	11,108	14.95	3/20/21
1/2/15	6,043	12,085	18.98	1/2/22
1/4/16	—	18,778	20.94	1/4/23

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the applicable date of grant. The January 2, 2015 and the January 4, 2016 awards vest in three equal tranches on the first three anniversaries of the date of grant.

(6)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
7,459	2/11/17
2,495	3/21/17
1,442	3/20/17
1,443	3/20/18
1,515	1/2/17
1,514	1/2/18
1,791	1/4/17
1,791	1/4/18
1,790	1/4/19

(7)	The amount in the PRSU column includes (i) 18,178 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, (ii) 21,490 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018 and (iii) 10,101 Special Multi-Brand PRSUs that may be earned based on performance for the three-year period ending December 31, 2019. In accordance with SEC rules, amount shown assumes performance at maximum level with respect to the two Adjusted EPS Awards, and equals $629,868 and $744,629, respectively, and performance at target level, equal to $350,000, for the Special Multi-Brand PRSUs.
(8)	Amount includes:

Grant Date	Number of Options Exercisable (#)	Number of Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
5/22/13	—	24,738	8.88	5/22/20
3/20/14	—	11,108	14.95	3/20/21
1/2/15	—	12,085	18.98	1/2/22
1/4/16	—	18,778	20.94	1/4/23

Option awards granted prior to 2015 vest in four equal tranches on the first four anniversaries of the applicable date of grant. The January 2, 2015 and the January 4, 2016 awards vest in three equal tranches on the first three anniversaries of the date of grant.

(9)	Time-vested RSAs that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
6,616	5/22/17
1,442	3/20/17
1,443	3/20/18
1,515	1/2/17
1,514	1/2/18
1,791	1/4/17
1,791	1/4/18
1,790	1/4/19

(10)	The amount in the PRSU column includes (i) 18,178 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, (ii) 21,490 PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018 and (iii) 10,101 Special Multi-Brand PRSUs that may be earned based on performance for the three-year period ending December 31, 2019. In accordance with SEC rules, amount shown assumes performance at maximum level with respect to the two Adjusted EPS Awards, and equals $629,868 and $744,629, respectively, and performance at target level, equal to $350,000, for the Special Multi-Brand PRSUs.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dawn M. Zier	174,003	3,728,318	140,185	2,870,255
Keira Krausz	25,000	420,432	30,216	606,051
Michael P. Monahan	39,212	609,618	26,880	591,064

(1)	The value realized on the exercise of stock options is the closing stock price or if sold, the selling price, less the cost of the option.
(2)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

Payments and Potential Payments Upon Termination or Change in Control

Ms. Zier, Ms. Krausz and Mr. Monahan each have agreements with us that provide for payments and benefits in connection with a cessation of employment with us under certain circumstances, as described in more detail below.

Dawn M. Zier

If Ms. Zier’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for two years, (ii) continuation of group health coverage for 18 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (iv) full acceleration of the stock option award that was made to Ms. Zier as an inducement to accept the Company’s offer of employment, (v) accelerated vesting of the next tranche of her annual RSA awards and her annual stock option awards, (vi) a pro-rata portion of the PRSUs that were granted to Ms. Zier as an inducement to accept the Company’s offer of employment, based on actual corporate performance through the end of the performance period, and (vii) payment for 12 months of outplacement services, up to a maximum cost of $50,000.

If Ms. Zier’s employment ceases due to her death or disability, she is entitled to: (i) a pro-rata portion of any annual bonus otherwise earned for the year of termination, (ii) a pro-rata portion of her inducement PRSUs, based on actual corporate performance through the end of the performance period, and (iii) full vesting of her inducement stock option award.

The payments described above in connection with a termination without cause, resignation for good reason and disability are all conditioned on Ms. Zier’s execution of a general release of claims against us.

Under the terms of our standard annual stock option and RSA awards, if Ms. Zier’s employment is terminated by us without cause, by her for good reason, or due to her death or disability, any such award held by her will become vested with respect to the next otherwise unvested tranche. However, if such termination occurs within 12 months following a change in control, then in lieu of the treatment described in the preceding sentence, the vesting of any such award will accelerate in full.

Under the terms of our standard annual PRSU awards for awards granted before 2015, if Ms. Zier’s employment is terminated by us without cause or by her for good reason, she will remain eligible to earn a pro-rata portion of any such award held by her based on the portion of the performance period worked by her and based on actual corporate performance through the end of the applicable performance period. If her employment ceases due to her death or disability, she will earn a pro-rata portion of any such award based on the portion of the performance period actually worked by her and assuming target performance.

Under the terms of our standard annual PRSU awards for awards granted in 2015 or after, if Ms. Zier’s employment is terminated by us without cause or by her for good reason, she will remain eligible to earn a pro-rata portion of any such award held by her based on the portion of the service period worked by her and based on actual corporate performance through the end of the applicable performance period. If her employment ceases due to her death or disability, she will earn a pro-rata portion of any such award based on the portion of the service period actually worked by her and either (X) assuming target performance, if such termination occurs prior to the end of the performance period (generally the second December 31st after the grant date), or (Y) based on actual corporate performance through the end of the applicable performance period, if her termination occurs after such date. If her employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause), she will earn a pro-rata portion (determined based on the number of full years she worked during the service period over a denominator of three) of any such award based on actual corporate performance through the end of the applicable performance period.

Under the terms of Ms. Zier’s non-annual CEO retention option grant (made on December 31, 2015) (“CEO Retention Option Grant”), the option would subject generally to Ms. Zier’s continued service, vest in two equal installments on the first two anniversaries of the grant date. If Ms. Zier’s employment is terminated by us without cause, by her for good reason, or due to her death or disability, such award will become vested with respect to the next otherwise unvested tranche, provided that such termination occurred within one year after a change of control, the entire CEO Retention Option Grant would vest in full.

Under the terms of Ms. Zier’s non-annual CEO retention PRSU grant (made on December 31, 2015) (“CEO Retention PRSU Grant”), if Ms. Zier remains in continuous service with us through December 31, 2016 she would be vested in 50% of this PRSU Award. Because the performance goal applicable to this award was attained, as described above, if Ms. Zier’s employment is terminated between January 1, 2017 and December 31, 2017 either by us without cause, by her for good reason, or due to her death or disability, such award will become 100% vested.

Under the terms of the Special Multi-Brand PRSUs granted to Ms. Zier on December 30, 2016, if, prior to a change in control, Ms. Zier’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she will remain eligible to earn a pro-rata portion of the award based on the portion of the period from January 1, 2017 through December 31, 2019 worked by her and based on actual corporate performance through the end of the performance period. If upon a change in control, the successor in such change in control does not assume the PRSU award, then, if Ms. Zier remained employed by the successor through the end of the service period, she would be eligible to receive a pro-rated portion of the award as follows (as applicable, the “CiC Earned Award”):

•

If the closing of such change in control (the “Closing”) occurs prior to January 1, 2018, the award will be earned at a percentage equal to (X) 20% multiplied by (Y) a fraction equal to the number of completed calendar months in 2017 as of the Closing divided by 12;

•

If the Closing occurs after January 1, 2018 but prior to January 1, 2019, the award will be earned at a percentage equal to (W) 20% plus the product of (X) 30% times (Y) a fraction equal to the number of completed calendar months in 2018 as of the Closing divided by 12; and

•

If the Closing occurs after January 1, 2019 but prior to December 31, 2019, the award will be earned at a percentage equal to (W) 50% plus the product of (X) 50% times (Y) a fraction equal to the number of completed calendar months in 2019 as of the Closing divided by 12.

If the successor does not assume the award, Ms. Zier would receive the CiC Earned Award. If, after a change in control, Ms. Zier’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she would receive the CiC Earned Award upon any such termination of employment.

If Ms. Zier’s employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause) or due to a termination by the Company for cause, her entire Special Multi-Brand PRSU award would be forfeited.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2016 for Ms. Zier:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	1,500,000	5,900,545	(3)	50,766	7,451,311
Termination due to death or disability	—	5,181,110	(4)	—	5,181,110
Termination due to death or disability, within 12 months following a Change in Control	—	7,992,598	(5)	—	7,992,598
Termination without cause or for good reason within 12 months following a Change in Control	1,500,000	7,992,598	(5)	50,766	9,543,364

(1)	Payable in periodic installments over two years.
(2)	Estimated cost of $766 to continue group health benefits for 18 months plus 12 months of outplacement assistance, calculated based on the maximum of $50,000 to which Ms. Zier is entitled under her agreement.
(3)	Ms. Zier’s 22,891 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of one year of acceleration on her non-annual CEO Retention Option Grant and on her annual stock option awards of 127,688 shares. Ms. Zier is entitled to retain a pro-rata portion of her annual PRSU grants based on the portion of the performance period worked by her. Accordingly, 80,561 PRSUs would be eligible to be delivered to Ms. Zier at the end of the respective performance periods, if the targets associated with such awards were attained based on the performance levels as of December 31, 2016, which were trending at (i) 148% attainment (32,361 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, (ii) 100% attainment (25,993 PRSUs) for the PRSUs that may be earned based on Adjusted EBITDA for the period ended December 31, 2016, and shall vest evenly over two years, and (iii) 186% attainment (22,207 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018. Please note, no additional portion of the PRSU portion of her CEO Retention PRSU Grant would vest due to such a termination of Ms. Zier’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above. Additionally, no portion of the Special Multi-Brand PRSUs would vest due to such a termination of Ms. Zier’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.
(4)	Ms. Zier’s 22,891 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of one year of acceleration on her non-annual CEO Retention Option Grant and on her annual stock option awards of 127,688 shares. Ms. Zier is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her, and the PRSUs would be delivered at target regardless of the outcome of the performance goals; thus, 59,797 PRSUs would be delivered (includes the 25,993 PRSUs that were delivered to Ms. Zier on February 15, 2017 based on attainment of the target performance goal for the performance period ended December 31, 2016). Please note, no additional portion of the PRSU portion of her CEO Retention PRSU Grant would vest due to such a termination of Ms. Zier’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above. Additionally, no portion of the Special Multi-Brand PRSUs would vest due to such a termination of Ms. Zier’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.
(5)

Ms. Zier’s 45,500 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of her unvested CEO Retention Option Grant award and her unvested annual stock option awards. Ms. Zier would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 80,561 PRSUs would be eligible to be delivered to Ms. Zier at the end of the respective performance periods, if the targets associated with such awards were attained based on the performance levels as of December 31, 2016, which were trending at (i) 148% attainment (32,361 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, (ii) 100% attainment (25,993 PRSUs) for the PRSUs that may be earned based on Adjusted EBITDA for the period ended December 31, 2016, and shall vest evenly over two years, and (iii) 186% attainment (22,207 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018. Please note, no additional portion of the PRSU portion of her CEO Retention PRSU Grant would vest due to such a termination of Ms. Zier’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.

Keira Krausz

If Ms. Krausz’s employment is terminated by us without cause or by her for good reason, she is entitled to: (i) continuation of her base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) if such termination occurs after the second anniversary of her hire, we will vest the remainder of her inducement stock option and RSA awards.

The treatment of our standard annual stock option, RSA and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Ms. Krausz.

The payments and benefits described above are all conditioned on Ms. Krausz’s execution of a general release of claims against us.

Under the terms of the Special Multi-Brand PRSUs granted to Ms. Krausz on December 30, 2016, if, prior to a change in control, Ms. Krausz’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she will remain eligible to earn a pro-rata portion of the award based on the portion of the period from January 1, 2017 through December 31, 2019 worked by her and based on actual corporate performance through the end of the performance period. If upon a change in control, the successor in such change in control does not assume the PRSU award, then, if Ms. Krausz remained employed by the successor through the end of the service period, she would be eligible to receive a pro-rated portion of the award as follows (as applicable, the “CiC Earned Award”):

•

If the Closing occurs prior to January 1, 2018, the award will be earned at a percentage equal to (X) 20% multiplied by (Y) a fraction equal to the number of completed calendar months in 2017 as of the Closing divided by 12;

•

If the Closing occurs after January 1, 2018 but prior to January 1, 2019, the award will be earned at a percentage equal to (W) 20% plus the product of (X) 30% times (Y) a fraction equal to the number of completed calendar months in 2018 as of the Closing divided by 12; and

•

If the Closing occurs after January 1, 2019 but prior to December 31, 2019, the award will be earned at a percentage equal to (W) 50% plus the product of (X) 50% times (Y) a fraction equal to the number of completed calendar months in 2019 as of the Closing divided by 12.

If the successor does not assume the award, Ms. Krausz would receive the CiC Earned Award. If, after a change in control, Ms. Krausz’s employment is terminated either by us without cause, by her for good reason, or due to her death or disability, she would receive the CiC Earned Award upon any such termination of employment.

If Ms. Krausz’s employment ceases due to her resignation without good reason (other than a resignation by her in anticipation of a termination for cause) or due to a termination by the Company for cause, her entire Special Multi-Brand PRSU award would be forfeited.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2016 for Ms. Krausz:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($)	Total ($)
Termination without cause or for good reason	385,000	2,169,465	(2)	—	2,554,465
Termination due to death or disability	—	1,961,956	(3)	—	1,961,956
Termination due to death or disability, within 12 months following a Change in Control	—	2,771,721	(4)	—	2,771,721
Termination without cause or for good reason within 12 months following a Change in Control	385,000	2,771,721	(4)	—	3,156,721

(1)	Payable in periodic installments over one year.
(2)	Ms. Krausz’s 14,702 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of one year of acceleration on her stock option awards of 31,485 shares plus full acceleration of her inducement stock option awards of 17,984 shares. Ms. Krausz is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 15,630 PRSUs would be eligible to be delivered to Ms. Krausz at the end of the respective performance periods, if the targets associated with such awards were attained based on the performance levels as of December 31, 2016, which were trending at (i) 148% attainment (8,968 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, and (ii) 186% attainment (6,662 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018. Please note, no portion of the Special Multi-Brand PRSUs would vest due to such a termination of Ms. Krausz’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.
(3)	Ms. Krausz’s 14,702 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of one year of acceleration on her stock option awards of 49,469 shares. Ms. Krausz is entitled to retain a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her, the PRSUs would be delivered at target regardless of the outcome of the performance goals; thus, 9,641 PRSUs would be delivered.
(4)	Ms. Krausz’s 21,240 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of her unvested stock option awards. Ms. Krausz would receive a pro-rata portion of her PRSU grants based on the portion of the performance period worked by her. Accordingly, 15,630 PRSUs would be eligible to be delivered to Ms. Krausz at the end of the respective performance periods, if the targets associated with such awards were attained based on the performance levels as of December 31, 2016, which were trending at (i) 148% attainment (8,968 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, and (ii) 186% attainment (6,662 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018. Please note, no portion of the Special Multi-Brand PRSUs would vest due to such a termination of Ms. Krausz’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.

Michael P. Monahan

If Mr. Monahan’s employment is terminated by us without cause or by him for good reason, he is entitled to: (i) continuation of his base salary for one year, (ii) continuation of group health coverage for 12 months at the active employee rate, (iii) a pro-rata portion of any annual bonus otherwise earned for the year of termination, and (iv) if such termination occurs after the second anniversary of his hire, we will vest the remainder of his inducement stock option and RSA awards.

The treatment of our standard annual stock option, RSA and PRSU awards upon a cessation of employment, as described above for Ms. Zier, will also apply to any such awards held by Mr. Monahan.

The payments and benefits described above are all conditioned on Mr. Monahan’s execution of a general release of claims against us.

Under the terms of the Special Multi-Brand PRSUs granted to Mr. Monahan on December 30, 2016, if, prior to a change in control, Mr. Monahan’s employment is terminated either by us without cause, by him for good reason, or due to his death or disability, he will remain eligible to earn a pro-rata portion of the award based on the portion of the period from January 1, 2017 through December 31, 2019 worked by him and based on actual corporate performance through the end of the performance period. If upon a change in control, the successor in such change in control does not assume the PRSU award, then, if Mr. Monahan remained employed by the successor through the end of the service period, he would be eligible to receive a pro-rated portion of the award as follows (as applicable, the “CiC Earned Award”):

•

If the Closing occurs prior to January 1, 2018, the award will be earned at a percentage equal to (X) 20% multiplied by (Y) a fraction equal to the number of completed calendar months in 2017 as of the Closing divided by 12;

•

If the Closing occurs after January 1, 2018 but prior to January 1, 2019, the award will be earned at a percentage equal to (W) 20% plus the product of (X) 30% times (Y) a fraction equal to the number of completed calendar months in 2018 as of the Closing divided by 12. and

•

If the Closing occurs after January 1, 2019 but prior to December 31, 2019, the award will be earned at a percentage equal to (W) 50% plus the product of (X) 50% times (Y) a fraction equal to the number of completed calendar months in 2019 as of the Closing divided by 12.

If the successor does not assume the award, Mr. Monahan would receive the CiC Earned Award. If, after a change in control, Mr. Monahan’s employment is terminated either by us without cause, by him for good reason, or due to his death or disability, he would receive the CiC Earned Award upon any such termination of employment.

If Mr. Monahan’s employment ceases due to his resignation without good reason (other than a resignation by him in anticipation of a termination for cause) or due to a termination by the Company for cause, his Special Multi-Brand PRSU entire award would be forfeited.

The following table summarizes information regarding potential payments upon a hypothetical termination before or after a change of control as of December 31, 2016 for Mr. Monahan:

Event	Cash Severance ($) (1)	Accelerated Equity Vesting ($)		Other Benefits ($) (2)	Total ($)
Termination without cause or for good reason	385,000	1,862,763	(3)	13,645	2,261,408
Termination due to death or disability	—	1,655,254	(4)	—	1,655,254
Termination due to death or disability, within 12 months following a Change in Control	—	2,465,018	(5)	—	2,465,018
Termination without cause or for good reason within 12 months following a Change in Control	385,000	2,465,018	(5)	13,645	2,863,663

(1)	Payable in periodic installments over one year.
(2)	Estimated cost of $13,645 to continue group health benefits for 12 months.
(3)	Mr. Monahan’s 11,364 RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of one year of acceleration on his stock option awards of 30,999 shares plus full acceleration of his inducement stock option awards of 11,596 shares. Mr. Monahan is entitled to retain a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him. Accordingly, 15,630 PRSUs would be eligible to be delivered to Mr. Monahan at the end of the respective performance periods, if the targets associated with such awards were attained based on the performance levels as of December 31, 2016, which were trending at (i) 148% attainment (8,968 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, and (ii) 186% attainment (6,662 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018. Please note, no portion of the Special Multi-Brand PRSUs would vest due to such a termination of Mr. Monahan’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.
(4)	Mr. Monahan’s 11,364 RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of one year of acceleration on his stock option awards of 42,595 shares. Mr. Monahan is entitled to retain a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him, and the PRSUs would be delivered at target regardless of the outcome of the performance goals; thus, 9,641 PRSUs would be delivered.
(5)	Mr. Monahan’s 17,902 unvested RSAs that would accelerate upon such event are valued using the closing stock price of $34.65 on December 30, 2016. Amounts also include the “in the money” value of his unvested stock option awards. Mr. Monahan would receive a pro-rata portion of his PRSU grants based on the portion of the performance period worked by him. Accordingly, 15,630 PRSUs would be eligible to be delivered to Mr. Monahan at the end of the respective performance periods, if the targets associated with such awards were attained based on the performance levels as of December 31, 2016, which were trending at (i) 148% attainment (8,968 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ended December 31, 2016 with a service requirement through December 31, 2017, and (ii) 186% attainment (6,662 PRSUs) for the PRSUs that may be earned based on Adjusted EPS performance for the two-year period ending December 31, 2017 with a service requirement through December 31, 2018. Please note, no portion of the Special Multi-Brand PRSUs would vest due to such a termination of Mr. Monahan’s employment as of December 31, 2016, accordingly, no value from this grant has been reflected above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the consolidated financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2016, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited consolidated financial statements as of and for the year ended December 31, 2016 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting at December 31, 2016. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. KPMG LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for 2016 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Michael D. Mangan, Chairman

Jay Herratti

Andrea M. Weiss

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS— DECEMBER 31, 2016

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	576,788	16.04	1,046,658
Equity compensation plans not approved by security holders	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 15, 2017, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1) (#)		Percent of Outstanding Common Stock (%)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,288,996	(2)	11.0%

Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	2,457,900	(3)	8.2%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	2,011,755	(4)	6.7%

The following table shows as of March 15, 2017, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) directors and nominees for director, (ii) NEOs and (iii) our directors, nominees for director and current NEOs, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1)(5)		Shares Acquirable Within 60 Days (6)	Percent of Outstanding Common Stock
Robert F. Bernstock	30,338			*
Paul Guyardo	30,203			*
Michael J. Hagan	18,309			*
Jay Herratti	21,107			*
Keira Krausz	166,967		109,640	*
Michael P. Monahan	51,456		11,597	*
Brian P. Tierney	32,612	(7)		*
Andrea M. Weiss	24,489			*
Michael D. Mangan	9,995			*
Dawn M. Zier	324,521		89,454	1.1%
All directors, nominees for directors and current NEOs, as a group (10 persons)	709,997		210,691	2.4%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, March 15, 2017, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on January 17, 2017. Includes shares that are held or may be deemed to be beneficially owned by the following entities: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock (Netherlands) B.V., BlackRock Financial Management, Inc., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. BlackRock, Inc. holds (a) sole voting power over 3,229,563 shares of common stock and (b) sole investment power over 3,288,996.
(3)	This information is provided in reliance upon information included in a Schedule 13G/A filed with the SEC on February 14, 2017. Consists of 2,457,900 shares of common stock beneficially owned by Renaissance Technologies LLC, a majority-owned subsidiary of Renaissance Technologies Holdings Corporation. Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation each hold (x) sole voting power over 2,367,662 shares of common stock, (y) sole investment power over 2,375,198 shares of common stock, and (z) shared investment power over 82,702 shares of common stock.
(4)	This information is provided in reliance upon information included in a copy of a Schedule 13G received by the Company that was sent for filing by Eagle Asset Management, Inc. with the SEC on March 3, 2017.
(5)	Information supplied by officers and directors.
(6)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at March 15, 2017, or within 60 days thereafter under our stock option plans.
(7)	The shares set forth as beneficially owned by Mr. Tierney include 2,147 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG LLP, an independent registered public accounting firm, to perform an integrated audit of our consolidated financial statements as of and for the year ended December 31, 2016 and internal controls over financial reporting as of December 31, 2016. The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our bylaws do not require that the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. However, we are submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our stockholders.

The aggregate fees billed to the Company for professional services rendered for the years 2016 and 2015 were as follows:

Audit Fees

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2016, the audit of internal control over financial reporting as of December 31, 2016 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2016 were $525,000.

The aggregate fees billed by KPMG LLP for professional services for the audit of our annual consolidated financial statements for 2015, the audit of internal control over financial reporting as of December 31, 2015 and the review of the consolidated financial statements included in our Forms 10-Q for the first, second and third quarters of 2015 were $480,000.

Audit-Related Fees

Aggregate fees billed by KPMG LLP for professional services associated with the acquisition of the South Beach Diet brand in 2015 were $113,190. Other than such services and the audit services described above, there were no audit-related fees in 2016 or 2015.

Tax Fees

There were no fees for tax services, including tax consulting, in 2016 or 2015.

All Other Fees

Other than the services described above, KPMG LLP did not provide any other services to the Company in 2016 or 2015.

Pre-approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, as amended, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. To implement these provisions of the Sarbanes-Oxley Act of

2002, as amended, the SEC has issued rules specifying the types of services that an independent registered public accounting firm may not provide to its audit client, as well as the Audit Committee’s administration of the engagement of the independent registered public accounting firm. Hence, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

OTHER MATTERS

The Board does not know of any other matter that may be brought before the Annual Meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the proxy agents to vote the shares represented thereby in accordance with the recommendation of the Board on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock file reports of their ownership with the SEC. Based solely on our review of our records and other publicly available information, during the year ended December 31, 2016, all of the Company’s directors, executive officers, and greater than ten percent stockholders complied with all Section 16(a) filing requirements, except that Ms. Krausz filed one late Form 4 on March 7, 2016 relating to the vesting of shares of restricted stock on February 11, 2016.

RELATED PARTY TRANSACTIONS

We are not aware of any transaction since January 1, 2016 required to be reported as a related party transaction.

The Company has adopted a Code of Conduct, which is intended to promote legal compliance and ethical behavior of all of the Company’s employees, NEOs and directors. Article XII of the Nutrisystem, Inc. Code of Conduct requires that our Audit Committee, which is composed of independent directors, review and approve all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, before such transaction is consummated.

Pursuant to Section III.D. of the Company’s Audit Committee Charter, and in accordance with NASDAQ Rule 5630(a), our Audit Committee is responsible for reviewing and approving all proposed transactions between the Company and any of the Company’s officers or directors, or relatives or affiliates of any such officers or directors, brought to the Audit Committee’s attention by management before such transaction is consummated.

The Audit Committee has not adopted any specific written procedures for conducting the review of related party transactions. Rather, each transaction is considered in light of the specific facts and circumstances presented. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company’s officers or directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

ANNUAL REPORT

A copy of our Annual Report is being mailed to our stockholders with this Proxy Statement.

Appendix A

SECOND AMENDED AND RESTATED

NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

1. Purpose

The purpose of the Second Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”) is to provide designated (i) employees of NutriSystem, Inc. (the “Company”) and its subsidiaries, (ii) non-employee members of the Board of Directors of the Company, and (iii) consultants and advisors who perform services for the Company and its subsidiaries with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights, other stock-based awards and performance-based cash bonuses, as set forth herein. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

2. Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)    “Board” means the Company’s Board of Directors.

(b)    “Bonus” means a cash payment made pursuant to the Plan.

(c)    “Change of Control” shall be deemed to have occurred if:

(i)    Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a “Change of Control” shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii)    The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company; or

(iii)    After the Effective Date, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than one year, unless the election or nomination for election of each new director who was not a director at the beginning of such one-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

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Notwithstanding the foregoing, in the case of a distribution under the Plan of an amount which is subject to section 409A of the Code, no event set forth above shall be a “Change of Control” unless such event also constitutes a “change in control event” as defined under section 409A of the Code

(d)     “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Committee” means (i) with respect to Grants to Employees and Consultants, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, (ii) with respect to Grants made to Non-Employee Directors, the Board, and (iii) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations.

(f)    “Company” means NutriSystem, Inc. or any successor thereto.

(g)    “Company Stock” means the common stock of the Company, par value $0.001 per share.

(h)    “Consultant” means an advisor or consultant who performs services for the Employer.

(i)    “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest. Notwithstanding anything to the contrary contained in this Plan, (i) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, Dividend Equivalents may accrue on such Grants but may only be paid to Participants based on the achievement of specific performance goals established by the Committee and shall not be paid currently, and (ii) Dividend Equivalents may not be granted in connection with SARs or Options.

(j)    “Effective Date” means May 10, 2017.

(k)    “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(l)    “Employer” means the Company and its subsidiaries.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)    “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(o)    “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

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(p)    “Grant” means an Option, Stock Unit, Stock Award, SAR, Other Stock-Based Award or Bonus granted under the Plan.

(q)    “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(r)    “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(s)    “Non-Employee Director” means a member of the Board who is not an Employee.

(t)    “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(u)    “1933 Act” means the Securities Act of 1933, as amended.

(v)    “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(w)    “Other Stock-Based Award” means a grant that is based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

(x)    “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

(y)    “Plan” means this Second Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan, as may be amended from time to time.

(z)    “SAR” means a stock appreciation right as described in Section 10.

(aa)    “Stock Award” means an award of Company Stock as described in Section 9.

(bb)    “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

3. Administration

(a)    Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b)    Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c)    Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all

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persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4. Grants

(a)    Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, SARs as described in Section 10, Other Stock-Based Awards as described in Section 11 or Bonuses granted in accordance with Section 12. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b)    All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5. Shares Subject to the Plan

(a)    Shares Authorized. Subject to adjustment as described in Section 5(d) below, the total aggregate number of shares of Company Stock that may be issued under the Plan is 7,400,000 shares of Company Stock, which amount is comprised of (i) 2,700,000 shares of Common Stock authorized for issuance by stockholders on May 13, 2008, plus (ii) 2,700,000 additional shares of Common Stock authorized for issuance by stockholders on September 5, 2012, plus (iii) 2,000,000 additional shares of Common Stock authorized for issuance by stockholders on May 10, 2017. Subject to adjustment as described in Section 5(d) below, all 7,400,000 shares of Company Stock authorized for issuance hereunder may be issued as Incentive Stock Options.

(b)    Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of this Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, are canceled, or are otherwise forfeited or surrendered without being exercised and, if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards are forfeited or terminated, or otherwise settled without the issuance of shares, the shares reserved for such Grants shall again be available for purposes of this Plan. If shares subject to a Grant (other than a Grant of Options or SARs) are withheld or remitted back to the Company in satisfaction of tax withholding obligations arising in connection with that Grant, the withheld or remitted shares will become available again for purposes of this Plan. Shares subject to a Grant that are settled in cash will become available again for purposes of this Plan; provided that underlying shares from a net settlement of an SAR Award will not be again available for future award under the Plan. For the avoidance of doubt, shares tendered as payment of the exercise price of an Option and shares repurchased by the Company using proceeds from the exercise of an Option will not be again available for future award under the Plan.

(c)    Individual Limits. The maximum aggregate number of shares of Company Stock with respect to which Grants denominated in shares of Common Stock may be made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described in Section 5(d) below. The maximum amount of any Bonus paid to any individual under the Plan shall be limited to $5,000,000 per each twelve (12)-month period (or portion thereof) included within the applicable performance period. The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is the total number of shares available for issuance hereunder, as stated above in Section 5(a), subject to adjustment as described below in Section 5(d). Additionally, no non-employee Director other than the non-employee chair of the Board may be granted Awards having an aggregate Fair Market Value (measured, for each Award, as of the date of Grant of such Award) in excess of $500,000 in any calendar year.

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(d)    Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6. Eligibility for Participation

(a)    Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Employer, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)    Selection of Participants. The Committee shall select the Employees, Consultants and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

7. Options

(a)    General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

(b)    Type of Option, Price and Term.

(i)    The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Consultants or Non-Employee Directors.

(ii)    The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(iii)    The Committee shall determine the term of each Option, which shall not exceed 10 years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

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(c)    Exercisability of Options.

(i)    Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii)    The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(iii)    Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d)    Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director or Consultant. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(e)    Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash or certified check, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(f)    Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

8. Stock Units

(a)    General Requirements. The Committee may grant Stock Units to an Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b)    Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock

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Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)    Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d)    Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

(e)    Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9. Stock Awards

(a)    General Requirements. The Committee may issue shares of Company Stock to an Employee, Consultant or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b)    Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(c)    Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15(a). If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d)    Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as dividends are paid on Company Stock, as determined by the Committee.

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10. Stock Appreciation Rights

(a)    General Requirements. The Committee may grant SARs to an Employee, Consultant or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The Committee shall also determine the term of each SAR, which shall not exceed 10 years from the date of grant. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b)    Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)    Exercisability. A SAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(d)    Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)    Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(f)    Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

11. Other Stock-Based Awards

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees, Consultants and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

12. Qualified Performance-Based Compensation

(a)    Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards or Bonuses granted to an Employee

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shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

(b)    Performance Goals. When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c)    Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, stock performance, financial ratios, earnings per share, adjusted earnings per share, gross profits, gross margins, net earnings, operating earnings, operating margins, return on assets, stockholder return, return on equity, return on invested capital, growth in assets, unit volume, sales, market share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margins, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, corporate culture goals, employee retention goals, organizational development goals, clinical achievements, strategic partnerships, business growth initiatives, cost targets, goals relating to acquisitions or divestitures, customer acquisition, customer retention or first-time orders (whether from all or only certain sales channels). The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d)    Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e)    Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(f)    Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

13. Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

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14. Withholding of Taxes

(a)    Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b)    Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount equal to the maximum statutory tax rate(s) (including the employee’s share of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (determined without regard to whether such maximum rate(s) exceed the actual taxes that may ultimately be payable by that Participant) and based on the Fair Market Value of such shares at the time of withholding.

15. Transferability of Grants

(a)    Restrictions on Transfer. Except as described in Section 15(b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b)    Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

16. Consequences of a Change of Control

In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards and Stock Units shall lapse, as of the date of the Change of Control or at such other time as the Committee determines, (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines; provided, however, that if the per share Exercise Price of any such Options or SARs equals or exceeds the Fair Market Value of one share of Company Stock, such Options or SARs, as the case may be, shall be canceled with no payment due the Participant, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding Stock Units and Other Stock-Based Awards, the Committee may determine that such Participants shall receive one or more payments in settlement of such Stock Units and Other Stock-Based Awards, in such amount and form and on such terms as may be determined by the Committee, or (v) determine that all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a

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parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

17. Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

18. Amendment and Termination of the Plan

(a)    Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b)    No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Grants or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(c)    Duration of the Plan. No further Grants will be made under the Plan after the day immediately preceding the tenth anniversary of its Effective Date, provided that Grants under Section 12 may be made only until the first stockholders’ meeting that occurs in the fifth year following the Effective Date.

19. Miscellaneous

(a)    Effective Date. The Plan shall be effective as of the Effective Date.

(b)    Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

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(c)    Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section 19.

(d)    Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(e)    Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f)    Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g)    No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h)    Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(i)    Forfeiture for Dishonesty. Notwithstanding anything to the contrary in the Plan, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Employer and any Participant, that the Participant has been engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of his employment or service with the Employer that damaged the Company or any other Employer or that the Participant has disclosed trade secrets of the Company or any other Employer, the Participant shall forfeit all unexercised Grants and all exercised Grants with respect to which the Company has not yet delivered share certificates or payment, as the case may be. The decision of the Committee in interpreting and applying the provisions of this Section 19(i) shall be final. No decision of the Committee shall affect the finality of the discharge or termination of such Participant by the Employer in any manner.

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(j)    Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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NUTRISYSTEM, INC.

PROXY CARD

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Dawn M. Zier and Ralph J. Mauro, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock to which the undersigned may be entitled to vote at the Annual Meeting of our Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ntri2017 on Wednesday, May 10, 2017 at 10:00 a.m. (ET) and at any adjournment or postponement thereof, as follows:

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Internet – Please access www.proxyvote.com, and follow the instructions. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

2. Vote by Telephone – Please call 1-800-690-6903 on a touch-tone phone (toll-free in the U.S. and Canada; standard rates will apply elsewhere). Please follow the instructions. You will be required to provide the unique control number printed above.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

3. Vote by Mail – If you do not wish to vote over the Internet, please sign, date and return this proxy card in the envelope provided.

1.	ELECTION OF DIRECTORS.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY
to vote for the nominees listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the following list:

Robert F. Bernstock, Paul Guyardo, Michael J. Hagan, Jay Herratti, Michael D. Mangan, Brian P. Tierney, Andrea M. Weiss and Dawn M. Zier.

2.	APPROVE ON AN ADVISORY BASIS OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVE ON AN ADVISORY BASIS THE FREQUENCY OF ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION.

☐	EVERY YEAR	☐	EVERY TWO YEARS	☐	EVERY THREE YEARS	☐	ABSTAIN

4.	APPROVE OUR SECOND AMENDED AND RESTATED NUTRISYSTEM, INC. 2008 LONG-TERM INCENTIVE PLAN.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5.	RATIFY ON AN ADVISORY BASIS KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

☐	FOR	☐	AGAINST	☐	ABSTAIN

6.	In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to the United States Securities and Exchange Commission rules, and any adjournment or postponement thereof.

This proxy will be voted as specified. If a choice is not specified, the shares represented by this proxy will be voted “FOR” each director nominee, “FOR” Proposal 2, “EVERY YEAR” on Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5.

This proxy should be dated, signed by the stockholder(s), and returned promptly to us in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

, 2017
Date

Signature

Signature